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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), made this 29th day of May, 2001, by and between VALLEY CITY STEEL-7779, LLC, an Ohio limited liability corporation, ("Buyer"), and VALLEY CITY STEEL COMPANY, an Ohio corporation ("Seller").

                              W I T N E S S E T H:

          WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer all right, title and interest of Seller in and to the Purchased Assets (as hereinafter defined) used by the Seller in the operation of the Business, as defined herein;

          WHEREAS, Buyer desires to assume and Seller desires to assign to Buyer all right and interest of Seller in and to the Assumed Liabilities (as hereinafter defined) related to the Business;

         WHEREAS, Buyer and Seller desire to enter into this Agreement to set forth the terms and conditions on which the Purchased Assets will be sold by Seller to Buyer and the Assumed Liabilities will be transferred and assumed by Buyer from Seller;

         WHEREAS, after the Effective Time the Seller intends to effectuate a statutory merger with VCS Properties, LLC ("VCS") pursuant to which Seller will be merged into VCS and VCS will be the surviving entity under the merger ("Merger"); and


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         WHEREAS, as a result of the Merger all rights and obligations of the
Seller under the Agreement (or under any other agreement contemplated herein, between the Seller on the one hand and the Buyer on the other hand entered into as a result of this Agreement) shall after the Effective Time be assigned to and assumed by VCS.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

 PURCHASE AND SALE OF ASSETS; ASSUMPTION OF SPECIFICALLY IDENTIFIED LIABILITIES
 ------------------------------------------------------------------------------

         1.01 PURCHASE AND SALE OF ASSETS OF SELLER. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and transfer to Buyer free and clear of any and all liens, encumbrances and restrictions (other than Permitted Encumbrances, as hereinafter disclosed in Schedule 3.07(a)), and Buyer hereby agrees to purchase from Seller, on the Closing Date, but with effect as of the Effective Time, all of Seller's right, title and interest in the property and assets used, useful and/or owned (or both) by Seller in connection with the Business (other than the "Excluded Assets"), tangible or intangible and wheresoever situated, (collectively, the "Purchased Assets), including without limitation the following properties and assets of the
Seller:

         (a) MACHINERY, EQUIPMENT, ETC. All machinery, equipment, office furniture, furnishings and supplies, fixtures, computer equipment and hardware, trade fixtures, service parts, presses, special machinery, motor vehicles, and other operating equipment and machinery (including repair and maintenance parts), together with all replacements, substitutions,

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attachments, and additions thereto, including but not limited to, such of the foregoing as are identified in Schedule 1.01(a) (the "Machinery and Equipment").

         (b) INVENTORY. All the inventories of Seller set forth on the Closing Balance Sheet (other than inventories of related parties, Affiliates or other third parties which are stored for such Affiliates, related parties or third parties and/or to be toll processed for such Affiliates, related parties or third parties) wherever located or in transit or held by other persons, including raw materials, work-in-process and finished goods and assemblies (the "Inventory"). Upon delivery of the Closing Balance Sheet by Seller to Buyer as hereinafter provided, the Seller will simultaneously deliver to Buyer a schedule reasonably identifying the inventories of Affiliates, related parties or third parties not transferred and/or sold under this Agreement, as well as a schedule identifying all inventories transferred hereunder but not located at the Plant (other than inventory in transit), showing where such Inventory is located, and identifying the agreement, if any, pursuant to which said Inventory is located elsewhere.

         (c) ACCOUNTS RECEIVABLE. All of the outstanding accounts and trade receivables of Seller set forth on the Closing Balance Sheet (excluding, however, receivables related to or from any and all intercompanies or Affiliates or related company receivables, [except the receivables from MTD Products Inc,] and the receivables identified in Section 1.03(k)) ("Accounts Receivable").

         (d) PREPAID EXPENSES. All prepaid items and expenses set forth on the Closing Balance Sheet (other than prepaid insurance), including deposits for security under any personal property leases hereinafter identified as an Assigned Contract and assumed by Buyer, or other advances, including employee advances ("Prepaid Expenses").



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         (e) INTELLECTUAL PROPERTY. All right, title and interest of Seller in and to its intellectual property including, without limitation, all patents, patent licenses, sublicenses, patent applications, trade names, trademarks, service marks, trade secrets, technology, formula, processes, designs, inventions, know-how and copyrights, industrial design rights, and all other intellectual property used in or relating to the Business, and all applications, registrations, renewals, modifications and extensions thereof, including without limitation, such of the foregoing as are identified on Schedule 1.01(e), together with all associated goodwill, but excluding the trademarks and trade names described in Section 1.03(h) and the software described in Schedule 1.03(f) (the "Transferred Intellectual Property").

         (f) ENGINEERING INFORMATION. All shop drawings, specifications, blueprints, engineering data, surveys, technical drawings, equipment manuals, test data, manufacturers' warranty information and other like documents of the Seller, including without limitation, past and current products and prototype developments and drawings which are in the possession of Seller (the "Engineering Information").

         (g) PERMITS. Any and all currently issued and effective governmental licenses, permits and approvals of the Seller related to the Business and/or if applicable the Real Property located at 804 Steel Drive, Valley City, Ohio 44280 or necessary for the conduct of the Business (whether issued by any federal, state or local governmental entity, or other jurisdiction or instrumentality, foreign or domestic) to the extent that the same are transferable or assignable, including such of the foregoing as are identified in Schedule 1.01(g) (the "Permits").

         (h) CONTRACTS. All rights of Seller under the Contracts relating to the Business, which have, in each case a future payment obligation after the Effective Time of Ten Thousand Dollars ($10,000) or less (provided that such Contracts have been entered into in the ordinary course of



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the Business, are on terms reasonably consistent with Seller's past practice and are reasonably necessary for the conduct of the Business); and the specifically identified purchase orders, sales orders, commitments, bids, and other Material Written Assigned Contracts with third parties and the third party software licenses hereinafter identified or identified in Schedule 1.01(h) (the "Assigned Contracts").

         (i) LABOR AGREEMENT. Pursuant to the Assignment and Assumption of the Labor Agreement and as set forth therein, the rights of Seller under that certain labor agreement, dated as of January 15, 2000, by and between Shiloh Industries, Valley City Steel Division and the United Steelworkers of America and Local Union No. 8772 and identified in Schedule 1.01(i) (the "Labor Agreement").

          (j) UNION PENSION PLAN. All rights and obligations of Seller to the Pension Agreement between Valley City Steel Company and the United Steelworkers of America, Local 8772 and related trust funds, identified in Schedule 1.01(j) (the "Pension Plan").

         (k) DOCUMENTS AND RECORDS. All of the books and records (other than those required by law to be retained by Seller, true and complete copies of which will be made available to Buyer upon request) relating to the Purchased Assets, including business records, financial, manufacturing and purchasing records and files, customers and suppliers lists, repair and warranty records, manuals, correspondence and literature, production and inventory records, sales records, sales order files, engineering order files, advertising literature, documents relating to the ownership, use, possession, maintenance, or repair of any of the Purchased Assets, such as maps, construction, maintenance and repair records and files, bills of material, production routings, cost records, inspection records, inventory records, payroll and personnel records (with such employees' prior written consent where legally required and in all cases only to the extent



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permitted by law), correspondence with customers and suppliers, and all sales representative, agent or distribution contracts related to the Business.

         (l) GOODWILL. The domain name of "Virtual Steel" and all goodwill of the Business, including all right, title and interest in and to the name "Valley City Steel" and any similar name, together with the exclusive right to Buyer to represent itself as carrying on the Business in continuation of and in succession to the Seller.

         1.02 NONASSIGNABLE CONTRACTS AND PERMITS. Certain Contracts and/or Permits set forth in Schedules 1.01(g) and 1.01(h) may be nonassignable under their terms except with the consent of a party other than Seller (collectively, the "Nonassignable Contracts" or collectively, the "Nonassignable Permits") (which Nonassignable Contracts and/or Nonassignable Permits are identified on the relevant schedule with an asterisk). Seller agrees to use its best efforts to facilitate such assignments and assumptions and to obtain such consents at Seller's expense (but such obligation shall not include an obligation by the Seller to pay money to or offer other consideration to the party whose consent is needed) as are necessary or appropriate to afford Buyer the full benefit of such Nonassignable Contracts or Nonassignable Permits. In the event that any such consent is not received by Seller on or before the Closing Date, Seller shall disclose to Buyer in writing which consents have not been obtained and Seller shall enter into such arrangements with Buyer as shall afford, to the extent permissible under such Nonassignable Contracts or Nonassignable Permits, to Buyer, the benefits of said Nonassignable Contracts or Nonassignable Permits, conditioned upon the assumption by Buyer of any and all subsequent obligations thereunder, upon terms substantially similar to those existing on the date next preceding the Closing Date.



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         1.03 EXCLUDED ASSETS. The Purchased Assets shall not include any of the following properties and assets of Seller (collectively, the "Excluded Assets"):

         (a) CASH, CASH EQUIVALENTS, INVESTMENTS AND EQUITY INTERESTS. All cash, certificates of deposit and similar cash equivalents or investment instruments, including equity interests, shares of capital stock, membership interests (including those shares of capital stock, equity interests or membership interests owned in Affiliates or related parties), whether on hand or in banks or other depositories.

         (b) GROUP BENEFIT PLANS. Except for the Pension Plan, and the related trust funds related thereto, all rights and obligations in and to any of the Plans or the Benefit Programs or Agreements and any related assets, trusts or insurance policies.

         (c) INSURANCE. All rights and interests in and to any insurance policies owned by Seller and/or its Affiliates, including any cash surrender value with respect to life insurance policies and any amounts in respect of prepaid insurance.

         (d) TAX REFUNDS AND INSTALLMENTS. All Tax credits and/or Tax installments paid by Seller or any of its Affiliates and the right to receive any credits or refund of amounts (including interest and penalties, if any) paid by Seller or any of its Affiliates in respect of Taxes.

         (e) LITIGATION CLAIMS. All litigation and arbitration claims and counterclaims by Seller or Seller's right to counterclaim against a pending claim as at the Effective Time, other than for purpose of enforcing Accounts Receivables. Buyer shall at Seller' expense, cooperate with Seller upon the reasonable request of Seller, in pursuing and/or defending the litigation, arbitration claims and counterclaims of Seller excluded hereunder.

         (f) CERTAIN SOFTWARE LICENSES. All rights and interests in the software licenses described in Schedule 1.03(f), including the Novell software owned by and/or licensed to Seller.


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         (g) MINUTE BOOKS AND TAX RECORDS. All records relating to the constitution or organization of Seller or any of its Affiliates as corporate entities and all records of Seller or any of its Affiliates relating to Taxes and tax returns.

         (h) NAMES. All (i.e., 100%) right, title and interest to the trade names and trademarks of and the names, "VCS Properties", "Shiloh Industries, Inc., Valley City Steel Division", "Shiloh Valley City Steel Division", "Shiloh", "Shiloh Industries, Inc.", or any derivative or combination thereof which identifies or contains the name "Shiloh", and all stationery, invoices, checks, order forms and other similar documents on which such names or parts thereof appear. The foregoing exclusion does not limit the transfer of the name "Valley City Steel" to the Buyer but is intended to state that Buyer shall not have the right hereunder, and no right is being transferred hereunder to Buyer, to use the name "Shiloh Industries" as a result of the transactions contemplated hereunder. If applicable, on the Closing Date, the Seller agrees to change its name to such other name which does not include therein, the name "Valley City Steel" or any derivative thereof, provide proof of the same to Buyer, and not use such name or any derivative thereof after the Closing Date.

         (i) RIGHTS UNDER THIS AGREEMENT. Any of the rights of the Seller under this Agreement (or under any other agreement contemplated herein, between the Seller on the one hand and the Buyer on the other hand and entered into as a result of this Agreement).

         (j) REAL PROPERTY. Other than the Machinery and Equipment set forth in
Schedule 1.01(a) which may be attached to the Plant, all (i.e., 100%) right, title and interest in and to the real property, fixtures, and Plant located at 804 Steel Drive, Valley City, Ohio 44280 and known as permanent parcel number 025-01B-26-002 (the "Real Property").

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         (k) SPECIFIC ACCOUNTS RECEIVABLE. As of the Closing Date, all
pre-petitions bankruptcy accounts owed to the Seller and all of the accounts receivable owed to the Seller by Hancock Manufacturing Co Inc.

         1.04 SPECIFICALLY IDENTIFIED LIABILITIES ASSUMED. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to pay, fulfill, discharge, perform and satisfy from and after the Effective Time, when due, owing and lawfully payable the following specific and identified liabilities and obligations of Seller (the "Assumed Liabilities"):

         (a) All obligations and liabilities of the Seller under or in respect of the Labor Agreement (including as set forth and except to the extent set forth in the Assignment and Assumption of Labor Agreement), the Assigned Contracts and the Permits.

         (b) The liabilities and obligations of the Seller accrued as short term liabilities of the Seller in the Closing Balance Sheet and up to the amount finally reflected thereon, pursuant to the Working Capital Statement, including trade payables, accounts payable and accrued operating expenses of Seller, including those owed to MTD Products Inc, and including accrued vacations for all Active Employees hired by the Buyer (excluding however, all funded debt and/or bank indebtedness, all intercompany and/or Affiliates' payables and except for accrued vacations as provided above, and the liabilities and obligations under or in respect of the Pension Plan as hereinafter provided, all accrued salary, pay and accrued benefits under the Plans, PTO Plans, and Benefit Programs or Agreements of Seller).

         (c) The liabilities and obligations of the Seller under or in respect of the Pension Plan and related trust funds.

         (d) The capital expenditure liabilities and obligations of the Seller set forth on Schedule 1.04(d) (the "Capital Expenditures"). To the extent these Capital Expenditure



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liabilities and obligations have been paid for by Seller prior to the Closing,
Buyer shall, at Closing, reimburse the Seller for the same pursuant to Section 1.05(c).

         1.05 PURCHASE PRICE AND CONSIDERATION.

         (a) The purchase price payable by Buyer to Seller for the Purchased Assets shall be Twelve Million Four Hundred Thousand Dollars ($12,400,000) (the "Purchase Price"), as adjusted by the Working Capital Adjustment pursuant to
Section 2.01, and the Capital Equipment Adjustment, if any, pursuant to Section 1.05(c).

         (b) On the Closing Date, subject to Section 1.05(c), Buyer shall (i) pay to Seller in immediately available U.S. funds by wire transfer to Seller's account, beneficiary Shiloh Industries, Inc., at KeyBank, N.A., ABA No. 041001039, Account No. 10990289 for the account of Seller, an amount equal to the sum of the Capital Equipment Adjustment plus the Purchase Price (collectively the "Closing Date Cash Purchase Price"), and (ii) assume the Assumed Liabilities of the Seller specifically identified and assumed hereunder provided however, in the case of the Assumed Liabilities set forth in Section 1.04(b) not in an amount greater than as set forth on the Closing Balance Sheet. The Seller and the Buyer shall mutually agree to allocate the Purchase Price among the Purchased Assets and to report the sale and purchase of the Purchased Assets for federal, state and local tax purposes in a manner consistent with such allocation.

         (c) Seller shall deliver to Buyer on or before the Closing Date, evidence of any and all Capital Equipment expenditures made by the Seller related to the Business after January 31, 2001, and that have been either paid for in full by the Seller to the appropriate vendors or suppliers or that have been accrued for in the Closing Balance Sheet (the "Capital Equipment Adjustment"). To the extent that the Capital Equipment Adjustment or any part thereof has been paid for by the Seller, the Buyer shall reimburse and pay to the Seller in cash such amount on the



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Closing Date pursuant to Section 1.05(b). To the extent that the Capital
Equipment Adjustment or any part thereof has not been paid for by the Seller or and/or has been accrued for by the Seller in the Closing Date Balance Sheet, Buyer shall assume all of such amount and pay such amount after the Closing Date pursuant to Section 1.04(d).

         Any Capital Equipment Adjustment not paid for by the Seller, whether or not accrued on the Closing Date Balance Sheet, shall not be a valid or recognized accrual, payable or expense for the purposes of the Working Capital Adjustment (i.e., Buyer shall assume and pay the same post Closing, but shall not receive credit under the Working Capital Adjustment for such assumption and/or payment).

         1.06 EXCLUDED LIABILITIES. It is expressly understood and agreed between the Buyer and the Seller that, unless specifically listed as Assumed Liabilities of the Seller pursuant to Section 1.04, Buyer is not assuming, and Seller shall remain liable for any and all other liabilities of the Seller, whether or not accrued (the "Excluded Liabilities").

         1.07 CLOSING.

         (a) The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wegman, Hessler & Vanderburg, 6055 Rockside Woods Boulevard, Suite 200, Cleveland, Ohio 44131, on August 1, 2001 at 10:00 a.m. (Eastern standard time) ("Closing Date").

         (b) At the Closing, Seller will deliver or cause to be delivered to Buyer (i) a duly executed Bill of Sale in the form attached hereto as Exhibit 1.07(b), (ii) an assignment and assumption of all Transferred Intellectual Property and all applications therefor which are related to the Transferred Intellectual Property and the items specified in Section 1.01(f) hereof, (iii) assignments and assumptions of the Labor Agreement, the Assigned Contracts, the Permits, and



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the other Assumed Liabilities hereunder, (iv) a lease for the Real Property with the Seller as lessor (the "Lease"), (v) an assignment and assumption of the Pension Plan and related trust funds, (vi) all such other deeds, certificates of title, endorsements, assignments and other instruments of conveyance as, in the opinion of Buyer's counsel, are reasonably necessary to vest in Buyer such good and marketable title (subject to the Permitted Encumbrances) to the Purchased Assets as is required to be transferred to Buyer pursuant to this Agreement, and
(vii) all other documents required to be delivered by Seller to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.

         (c) At the Closing, (i) the Buyer shall pay to the Seller the Closing Date Cash Purchase Price referred to in Section 1.05(b), and (ii) Seller shall deliver to Buyer all previously undelivered documents required to be delivered by Buyer to the Seller at or prior to the Closing.

         1.08 TRANSFER TAXES. The Buyer and the Seller shall each be liable for and shall each pay one-half (1/2) of any and all federal, state and local sales taxes (including sales tax), transfer taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by Seller to Buyer (the "Transfer Taxes").

                                   ARTICLE II

                           WORKING CAPITAL ADJUSTMENT

         2.01 WORKING CAPITAL ADJUSTMENT.

         (a) After the Closing, the Purchase Price shall be adjusted downward (or upward) ("Working Capital Adjustment") in the event that the Closing Working Capital (as determined in accordance herewith) of the Seller, as reflected on the Working Capital Statement (as determined in accordance herewith) is less (or more) than the Initial Working Capital of the Seller as reflected on the Initial Working Capital Statement attached hereto as Schedule 2.01 (i.e., Five



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Million Five Hundred Fifty Thousand Dollars ($5,550,000)). The Working Capital
Adjustment shall be calculated and based upon the difference between the amount of Five Million Five Hundred Fifty Thousand Dollars ($5,550,000) of Working Capital of the Seller as reflected on the Initial Working Capital Statement and the amount of the Working Capital of the Seller as reflected on the Working Capital Statement. The Working Capital Statement and Working Capital Adjustment shall be based on the books and records of Seller and shall be determined as hereinafter provided. The Closing Balance Sheet and the Working Capital Statement shall be prepared in accordance with generally accepted accounting principles and methods applied on a consistent basis without giving effect to any purchase accounting adjustment required by reason of or related to the transaction contemplated by this Agreement. Seller shall make available to Buyer, work papers of Seller and its accountants for its review of the Working Capital Statement.

         (b) Prior to the Closing Date, representatives of Buyer and Seller shall conduct a physical count of the Purchased Assets described in Schedule 1.01(a) and the Inventory on hand at the Plant for purposes of assisting the establishment of the Closing Working Capital of the Seller.

         (c) Seller shall permit Buyer and other authorized representatives of Buyer to have all such access to the Purchased Assets and the premises of the Business as may be reasonably necessary to enable Buyer and such authorized representatives to observe the above procedures.

         (d) Within thirty (30) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a statement determined from the Closing Balance Sheet (subject to adjustment, if any, pursuant to Section 2.01(e), the "Working Capital Statement"), setting forth the Closing Working Capital and the Working Capital Adjustment as determined by such Working Capital Statement, including a summary of the basis upon which the Closing Working Capital and the



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Working Capital Adjustment were calculated. Without limiting the generality of the preceding sentence, the Working Capital Statement shall include (i) an itemized breakdown of the Closing Working Capital, and (ii) a summary of the basis upon which the Closing Working Capital was calculated. Prior to the delivery to Buyer of the Working Capital Statement in final form, a draft of the Working Capital Statement and Working Capital Adjustment shall be provided by Seller to Buyer for its comments and the Seller and the Buyer shall endeavor in good faith to resolve any differences which they may have in respect of the draft Working Capital Statement and Working Capital Adjustment prior to the delivery of the final Working Capital Statement and Working Capital Adjustment, as determined by Seller. To the extent that Seller may reasonably anticipate, in the course of preparing the Working Capital Statement and Working Capital Adjustment, that there may be material uncertainties or matters of interpretation in the determination of the Closing Working Capital and Working Capital Adjustment, Seller shall attempt in good faith to discuss such matters with Buyer prior to completing and delivering the final Working Capital Statement and Working Capital Adjustment.

         (e) Buyer shall have a period of thirty (30) days immediately following the receipt of the Working Capital Statement and Working Capital Adjustment to review the same. For purposes of such review, Seller shall permit Buyer and its accountants and other authorized representative of Buyer to examine all related working papers, trial balances and similar materials used or prepared in the course of determination of the Working Capital Statement and Working Capital Adjustment. During such thirty (30) day period, Seller will upon request provide the Buyer and its accountants with access, not unreasonably interfering with the operations of its business and/or the business of its Affiliates, during normal business hours, to the personnel, properties, books and records of the Seller. The Working Capital Statement and



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Working Capital Adjustment as determined by Seller shall become final and binding upon the parties on the thirty-first (31st) day following delivery thereof unless the Buyer gives written notice to the Seller of its disagreement with the Working Capital Statement and/or any matters therein (a "Notice of Disagreement") prior to such date. If no Notice of Disagreement is given by Buyer to Seller within such thirty (30) day period, the Working Capital Statement and Working Capital Adjustment shall be deemed to have been approved and accepted by Buyer as of the last day of such thirty (30) day period and the thirty-first (31st) day after delivery of the Working Capital Statement and the Working Capital Adjustment shall be the Final Determination Date. If however, a Notice of Disagreement has been given by the Buyer within the foregoing time period, the Final Determination Date shall be on said thirty-first (31st) day as to all amounts set forth in the Working Capital Statement not in dispute but as to amounts set forth in the Working Capital Statement, in dispute, the Final Determination Date shall occur as set forth in Section 2.01(e). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is delivered by the Buyer within such thirty (30) day period, then the Working Capital Statement and Working Capital Adjustment (as revised, if at all, in accordance with this Section 2.01(e)), shall become final and binding upon the parties on the earlier of (X) the date the parties resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (Y) the date all matters in dispute are finally resolved by the Expert in accordance herewith (the date on which the Working Capital Statement and Working Capital Adjustment so becomes final and binding being hereafter referred to as the "Final Determination Date"). The Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matters specified in such Notice of Disagreement within fifteen (15) days immediately following



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the delivery of a Notice of Disagreement. During such period, Buyer and Seller shall have access to the other's working papers prepared in connection with the Working Capital Statement, the Working Capital Adjustment and the Notice of Disagreement, as the case may be.

         (f) If Buyer and Seller cannot resolve all matters in dispute as reflected in the Notice of Disagreement within such fifteen (15) day period, all unresolved matters shall be submitted to the Cleveland, Ohio office of Arthur Andersen & Co. The accounting firm shall designate one of its partners (the "Expert"), acting as an expert and not as an arbitrator, to determine the matter(s) in dispute as reflected in the Notice of Disagreement. The Expert shall be given access to all materials and information reasonably requested by it for such purposes, including all working papers, schedules and other documentation used or prepared in the course of the determination of the Working Capital Statement and Working Capital Adjustment. Buyer and Seller may make written representations or submissions to the Expert in respect of the matters in dispute as reflected in the Notice of Disagreement. Copies of such representations or submissions shall be provided to the other party and an opportunity provided for the other party to respond to such representations or submissions. Buyer and Seller, at their option, may jointly direct the Expert to limit, in such manner as may be specified in such direction, its procedures for independent verification of any matters relevant to the issues and dispute as reflected in the Notice of Disagreement. The Expert shall be instructed to make a decision within thirty (30) days of being appointed and may accept Buyer's or Seller's position in regard to the Closing Working Capital, or may determine that the Closing Working Capital is any amount falling between such positions, but shall not determine that the Closing Working Capital is an amount greater than the higher working capital, or less than the lower working capital contended for by the parties. The decision of the Expert with respect to all matters in dispute (including all procedural matters)



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shall be final and binding on the parties and shall not be subject to appeal or judicial review by either party, provided that this shall not preclude either party from enforcing the decision of the Expert in a court of law. The fees and expenses of the Expert shall be borne equally by Buyer and Seller. The final Working Capital Statement and Working Capital Adjustment shall be modified to the extent required to give effect to the Expert's determination and shall be deemed to have been approved as of the date of such determination.

         The Working Capital Statement, as may be amended in accordance with this Section 2.01(f) shall be final and binding on Buyer and Seller for the purpose of determining the adjustment of and calculating the relevant portions of the Working Capital Adjustment.

         2.02 PAYMENT OF WORKING CAPITAL ADJUSTMENT. Within three (3) Business Days after the occurrence of the expiry of the applicable Final Determination Date, which relates to undisputed amounts, payment of any adjustment in respect of the relevant Working Capital amount shall be made as follows and, to the extent of any such dispute, payment, if any shall be made as follows within three (3) Business Days after the relevant and applicable Final Determination Date, which relates to disputed amounts:

         (a) If the undisputed Closing Working Capital exceeds the Initial Working Capital, the Buyer shall immediately pay to the Seller the undisputed Working Capital Adjustment.

         (b) If the Initial Working Capital exceeds the undisputed Closing Working Capital, the Seller shall immediately pay to the Buyer the undisputed Working Capital Adjustment.

         (c) Payments of disputed Working Capital amounts, if any, shall be paid by the applicable party, as provided above.

         (d) All payments to be made hereunder by (i) the Seller to the Buyer shall be made by wire transfer in immediately available funds to _____________, ABA No. _________, for the account of the Buyer, Account No. ________, and (ii) the Buyer to the Seller shall be made by wire transfer in immediately available funds to the account set forth in Section 1.05(b).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         Seller represents and warrants to Buyer as follows and acknowledges that Buyer is relying on such representations and warranties in connection with its purchase of the Purchased Assets.

         3.01 CORPORATE ORGANIZATION AND DOCUMENTS OF TRANSFER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and has corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Seller has heretofore delivered to Buyer's attorneys complete and correct copies of the Articles of Incorporation ("Articles") and Code of Regulations of Seller, as presently in effect, and which Articles and Code of Regulations will not be amended by Seller prior to the Closing Date.

         3.02 AUTHORIZATION; ENFORCEABILITY. Seller has full corporate power and authority to enter into this Agreement and all agreements contemplated to be entered into in connection with this Agreement, and to carry out the transactions contemplated hereby and thereby. The Board of Directors and Shareholders of the Seller have taken (or will by Closing have taken) all action required by law, its Articles and Code of Regulations or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement, and all agreements contemplated hereunder are and/or will be when executed valid and binding agreements of the Seller enforceable in accordance with their terms.

         3.03 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Articles or Code of Regulations of the Seller or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon the Purchased Assets, any agreement or commitment to which Seller is a party or by which it is bound, or to which the Purchased Assets are subject.

         3.04 ACCOUNTS RECEIVABLE. All Accounts Receivables due or accruing to the Seller are bona fide and, subject to an allowance for doubtful accounts and reserves that have been reflected on the books of the Seller in accordance with generally accepted accounting principles, collectible without set-off or counter claim. None of the Accounts Receivable set forth on the Closing Balance Sheet will represent pre-petition bankruptcy accounts as of the Closing Date or the receivable owed Seller from Hancock Manufacturing Co. Seller hereby authorizes Buyer to endorse on behalf of Seller, all payments received on account of the Accounts Receivable transferred hereunder. Any payments received by Seller on account of the Accounts Receivable transferred and sold hereunder to Buyer shall be remitted by the Seller to the Buyer. Any payments received by Buyer on account of the accounts receivable identified in Section 1.03(k) and not transferred and sold hereunder to Buyer shall be remitted by the Buyer to the Seller.

         3.05 INVENTORY. Except as set forth in Schedule 3.05: (i) as of the Closing Date the Inventory to be sold to Buyer pursuant hereto does not include any material items that are slow moving, below standard quality or of a quality not useable or saleable in the ordinary and normal course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been or will be written off or written down to fair market value prior to Closing; (ii) all Inventory not written off has been or will be on or before the Closing Date priced at the lower of cost or market in accordance with generally accepted accounting principles; and (iii) the quantities of each type of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Business; and (iv) all Inventory is, to the Seller's knowledge, free in all material respects of any defect or other deficiency and meet, in all material respects, all required specifications of the customers of Seller and any federal, state, foreign and local code standards, if applicable, for such Inventory.

         3.06 INTERIM OPERATIONS. Since January 31, 2001, except as set forth in
Schedule 3.06 or Schedule 3.34, the Business has been conducted by Seller only in the ordinary and usual course consistent with past practice and there have not been any material adverse changes in the Seller's financial condition, the Purchased Assets, the Business or the results of operations of the Seller since that date.

         3.07 TITLE TO PROPERTIES; ENCUMBRANCES. (a) Except as disclosed in
Schedule 3.07(a) (the "Permitted Encumbrances"), the Seller has good and valid title to all the Purchased Assets free and clear of any and all liens, mortgages, security agreements, pledges, restrictions and encumbrances whatsoever. Subject to the Permitted Encumbrances, Seller owns all Machinery and Equipment, except such Machinery and Equipment which it leases pursuant to a Contract identified in Section 1.01(h)

         (b) The Purchased Assets comprise all of the assets required for the continued conduct of the Business by the Buyer as conducted by the Seller on the Closing Date, other than the Excluded Assets, the Real Property and certain administrative and managerial services provided to the Seller by Shiloh Industries, Inc., which services are identified in Schedule 3.07(b). The Purchased Assets are in all material respects adequate for the purposes for which such Purchased Assets are currently used or held for use, and all material tangible Purchased Assets are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Seller, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         (c) To the knowledge of Seller, all material governmental licenses, authorizations or permits necessary for the operation of the Business as presently conducted, have been disclosed on Schedule 1.01(g).

         3.08 PLANT AND EQUIPMENT. Except as set forth in Schedule 3.08, to Seller's knowledge, the plant, structures and equipment of Seller, both leased and owned, are structurally sound with no material defects and are in good operating condition and repair (subject to normal wear and tear) and are adequate and appropriate for the purposes to which they are being used. Except as is set forth in Schedule 3.08, Seller has not received notification that it is in violation of any applicable building, zoning, health, environmental or other similar law, ordinance or regulation with respect to the Plant, its structures or its operations and, to Seller's knowledge, no such violation exists, which in any such case or in the aggregate would be likely to have a material adverse effect on the Business, the Real Property or the Purchased Assets.

         3.09 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Seller owns, or is duly licensed or otherwise has the right to use, all Transferred Intellectual Property and all Engineering

Information used in or necessary for the conduct of the Business as heretofore conducted. Schedules 1.01(e), 1.01(h) and 1.03(f) contain a complete list of (i) all patents and copyrights used by Seller for the Business, all applications therefor, and all licenses and other agreements relating thereto, and (ii) a complete list of all agreements relating to technology, know-how or processes which Seller is licensed or authorized to use by others. Seller has not received any notice of any adverse claim in respect of and to Seller's knowledge, no claims have been asserted by any person to the use or ownership of, any of the Transferred Intellectual Property or Engineering Information challenging or questioning the validity or effectiveness of any such license or agreement set forth on Schedule 1.01(e), and Seller has no knowledge of any violation or infringement of any of its right in the Transferred Intellectual Property or Engineering Information. Seller hereby represents and warrants that it has not transferred, assigned or licensed any person to use a trademark, service mark, or name, containing "Valley City Steel" and that after the Closing Date none of its Affiliates has the right to use the name "Valley City Steel" or any derivative thereof, whether alone or in conjunction with the name "Shiloh" or another name.

         3.10 REAL PROPERTY LEASES. Except for the lease to be entered into at the Closing between Seller and Buyer related to the Real Property, Seller is not a party to any lease with respect to any real property in connection with the Business.

         3.11 TAXES. Except as set out in Schedule 3.11, the Seller has duly filed all Tax reports and returns required to be filed by it and has duly paid all Taxes and other charges due and owing from it by federal, state, local or foreign taxing authorities (including those due in respect of the properties, income, franchises, licenses, sales, use or payrolls of any of them); and there are no Tax liens upon the Purchased Assets, the Real Property or any property or other assets of the Seller except liens for current taxes not yet due and payable. All Taxes required to be withheld by or on behalf of the Seller for periods ending after January 31, 2001, including those in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business have been withheld and either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose. The Seller has paid or will pay when legally due and owing all moneys legally due and owing the Ohio Bureau of Workers' Compensation. The Seller hereby covenants that it will within ninety (90) days after the Closing Date, if applicable, file a final return in accordance with the laws of the State of Ohio as to payroll withholding Taxes and pay all amounts owing by Seller as a result of the Business on or prior to the Closing Date, and simultaneously with such filing, Seller will provide evidence to the Buyer as to the payment of their payroll withholding Taxes through and including the Closing Date. Seller will simultaneously with the filing of the foregoing, supply a copy of the foregoing to the Buyer, and will also supply to the Buyer evidence of the relevant payroll withholding Tax payments made with such final returns.

         3.12 CERTAIN CONTRACTS AND SCHEDULES. Schedules 1.01(h), 1.01(i), 1.01(j) and 1.04(d) describe all Assigned Contracts to which Seller is a party and in respect of which the aggregate amount to be paid in the future under any one such Assigned Contract exceeds Ten Thousand Dollars ($10,000) ("Material Written Assigned Contracts").

         The Seller has delivered or made available to the Buyer complete and correct copies of all Material Written Assigned Contracts, together with all amendments thereto. Any Assigned Contract not specifically listed in Schedule 1.01(h), 1.01(i), 1.01(j) or 1.04(d) hereto has a future aggregate payment obligation of Ten Thousand Dollars ($10,000) or less and was entered into in the ordinary course of the Business on an arm's length basis, reasonably consistent with the past practice of Seller.

         Seller has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under and, is not in default in respect of any of the Assigned Contracts, except where such default or alleged default would not have a material adverse effect on the Business. All of the Assigned Contracts were entered into in the ordinary course of the Business and are in good standing and in full force and effect, and to the knowledge of Seller no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the Assigned Contracts.

         3.13 EMPLOYMENT COMMITMENTS. Subject to the Labor Agreement, except as set forth in Schedule 3.13, all Assigned Contracts for employment or personal services are terminable, without liability or expense, by Seller on thirty (30) days' or less notice.

         3.14 INSURANCE. Seller has the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Date.

         3.15 LABOR MATTERS. Except as set forth in Schedule 3.15:

         (a) To Seller's knowledge, Seller complies in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice;

         (b) There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any complaint or charge filed with the Equal Employment Opportunity Commission or the Ohio Civil Rights Commission;

         (c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against Seller;

         (d) There have not been at any time within the last three (3) years any union-organized work stoppages or strikes at the locations owned or leased by the Seller relating to the Business;

         (e) The Seller is not a party to any collective bargaining agreements or union contracts; and

         (f) The Seller is not the subject of any pending or, to Seller's knowledge threatened, petition before the National Labor Relations Board to certify a union as a collective bargaining representative;

         (g) Prior to the Closing Date to the Seller's knowledge, no managers or other senior or key employees of Seller are planning to terminate their relationships with Seller; and

         (h) To the knowledge of the Seller, the Seller is in compliance with the procedural requirements of the Federal Immigration and Nationality Act.

         3.16 EMPLOYEE BENEFITS.

         (a) EMPLOYEE BENEFIT PLANS AND BENEFIT PROGRAMS OR AGREEMENTS. Schedule 3.16(a) provides a description of each of the following, which is sponsored, maintained, or contributed to by Seller or any member of Seller's "controlled group" as defined under Section 414 of the Code ("Seller's Controlled Group") for the benefit of the employees or former employees of the Seller:

         (i) Each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including those employee benefit plans that may be exempt from some or all of the provisions of ERISA (the "Plans"); and

         (ii) Each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in
Section 3.16(a)(i) ("Benefit Programs or Agreements").

         (b) EMPLOYEE BENEFIT PLAN COMPLIANCE.

         (i) Neither Seller or any member of Seller's Controlled Group contributes to, has an obligation to contribute to, or at any time within six
(6) years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA;

         (ii) There are no actions, suits, or claims pending (other than routine claims for benefits) or to the Seller's knowledge threatened against, or with respect to, the Pension Plan;

         (iii) Except for the Plans identified and set forth in Schedule 3.16(b), Seller has never maintained a Plan subject to Title IV of ERISA;

         (iv) There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service or the Department of Labor;

         (v) With respect to the Pension Plan, Seller has provided to Buyer a copy of the following: the Pension Plan; the insurance contracts or other funding arrangements; the most recent actuarial and trust report; the three (3) most recent Form 5500 and all schedules thereto; the most recent IRS determination letter; a current summary plan description; and all communications received from or sent to, within the past year, the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor;

         (vi) The Pension Plan and the trust (if any) forming a part thereof, has received a recent, as identified above, favorable determination letter from the IRS as to its qualification under the Code and to the effect that such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could materially adversely affect such qualification or tax-exempt status;

         (vii) The Pension Plan has not incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to such Pension Plan, nor has any lien in favor of such Pension Plan arisen under Section 412 of the Code or Section 302(f) of ERISA;

         (viii) The Seller has not been required to provide security to the Pension Plan pursuant to Section 401(a)(29) of the Code;

         (ix) (A) The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate the Pension Plan within the meaning of
Section 3(35) of ERISA or to appoint a trustee or administrator of the Pension Plan, (B) no circumstances attributable to the Seller exist that constitute grounds under Section 4044 of ERISA entitling the PBGC to institute any such proceedings, and (C) to Seller's knowledge no liability to the PBGC or under Title IV of ERISA has been incurred or is expected with respect to the Pension Plan that could result in liability to Buyer, other than for premiums pursuant to Section 4007 which are not yet due and payable;

         (x) There has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute termination proceedings with respect to the Pension Plan;

         (xi) Attached hereto as Schedule 3.16(b)(xi) is a copy of the most recent Actuarial Valuation of the Pension Plan as of January 1, 2001, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87;

         (xii) No liability has been or is, to Seller's knowledge, expected to be incurred by Seller under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to the Pension Plan that could, following the Closing, become or remain a liability of the Buyer and, to the knowledge of Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the Buyer;

         (xiii) Each of the Plans, Benefit Programs or Agreements has been operated and administered in all material respects in compliance with all applicable laws, including ERISA and the Code, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or material obligation on the part of the Business;

         (xiv) No Plan or any other Benefit Program or Agreement sponsored by Seller or any member of its controlled group is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA;

         (xv) All contributions required to have been made by Seller to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or applicable law have been made within the time prescribed by any such Plan, collective bargaining agreement or applicable law;

         (xvi) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee under any Plan;

         (xvii) Except for Seller's COBRA obligations hereunder and obligations under the Labor Agreement, if any, no retiree benefits are payable under any "employer welfare benefit plan" of the Seller within the meaning of Section 3(l) of ERISA;

         (xviii) Each welfare plan of the Seller that is a group health plan within the meaning of Section 5000 of the Code complies and in each case has complied in all material respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.

         (c) NO ADDITIONAL SEVERANCE. Except for COBRA obligations and obligations under the Labor Agreement, the Seller is not a party to any agreement, nor has established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for Seller upon termination of such services, that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

         3.17 LITIGATION. Except as set forth in Schedule 3.17, there are no actions, suits, or proceeding pending against Seller by a third party or by any Governmental Authority or to the knowledge of Seller, threatened against or involving Seller or the Business, which would be likely to have a material adverse effect on the financial condition, assets or operations of Seller or the ability to consummate the transactions contemplated by this Agreement.

         3.18 NO CONDEMNATION OR EXPROPRIATION. (a) Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed; (b) to the Seller's knowledge, there are no pending applications, ordinances, petitions, resolutions or other matters before any Governmental Authority having jurisdiction to act on zoning changes which would prohibit the use of the Purchased Assets or possession of the Real Property; and (c) there are no improvements installed or disclosed by any public authority to any part of the Real Property, the cost of which might be assessed against the Purchased Assets, the Real Property or the Seller.

         3.19 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for the approvals required to assign any of the Permits, no material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required in order to convey and transfer the Purchased Assets to Buyer.

         3.20 NON-GOVERNMENTAL CONSENTS. Except for and as will be set forth in
Schedule 3.20 or identified in Sections 5.03(e) and 5.03(f) and in Schedules 1.01(g) and 1.01(h), no material consent of any non-governmental person will be necessary to the conveyance and transfer of the Purchased Assets, including consents from any banks, secured lenders or parties to Assigned Contracts.

         3.21 COMPLIANCE WITH LAW. To Seller's knowledge, the Seller has complied in all material respects with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states Governmental Authorities, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Seller, including without limitation all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, employment plans and benefits, ERISA, pension, securities and trading-with the-enemy matters. The Seller has not received any notification of any asserted present or past failure by Seller to comply with such laws, rules or regulations which would be likely to have a material adverse effect on the financial condition, assets or operations of Seller or the Business.

         3.22 ENVIRONMENTAL PROTECTION. Except as otherwise described in
Schedule 3.22:

         (i) To Seller's knowledge, all storage, disposal, handling, generation, production, manufacture, refinement, transportation to other sites, production or treatment of Hazardous Substances by Seller has been in all material respects in compliance with all applicable Environmental Laws. To the knowledge of Seller, there has been no actionable "Release," nor threat of Release, as that term is defined under CERCLA, of any kind from, in or at the Real Property, or into the environment surrounding the Real Property, or any property in the vicinity of the Real Property, of any Hazardous Substances. The term "Hazardous Substances" shall include flammable substances, explosives, polychlorinated biphenyls and/or hazardous substances, materials or wastes within the meanings specified by any applicable local, state or federal statute, regulation, rule, policy, procedure, decision, order and directive promulgated thereunder now in effect with respect to environmental protection and health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act of

1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 5101 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 2601 ET SEQ., the Occupational Safety and Health Act ("OSHA"), as amended, 29 U.S.C. Section 651 ET SEQ., the Hazard Communication Standard, C.F.R. Section 1910.1200 ET SEQ., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ., the Solid Waste Disposal Act, as amended, 42 U.S.C. Section 6901 ET SEQ., the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ. and other federal or applicable state, county, municipal and local laws, ordinances, policies or regulations now in effect concerning land use, zoning, water pollution, groundwater, wetlands protection, asbestos, petroleum products and by-products (including fractions thereof), air pollution, solid wastes, hazardous wastes, industrial waste, spills or other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety ("Environmental Laws"), all as may be amended from time to time. To the knowledge of Seller, no asbestos fibers or materials, urea-formaldehyde foam insulation, lead, radon or polychlorinated biphenyls exist on or in the Real Property and no claim has been made with respect thereto;

         (ii) The Real Property is not being used (nor, to the Seller's knowledge, has it previously been used) for the treatment, collection, storage or disposal of any refuse, solid waste, hazardous waste, industrial waste or objectionable wastes so as to require a permit or approval from the United States Environmental Protection Agency or the State of Ohio Environmental Protection Agency;

         (iii) The Real Property is not used (nor, to the Seller's knowledge, has it previously been used) for the generation, transportation, treatment, storage or disposal of any Hazardous Substance in violation of RCRA or other Environmental Laws;

         (iv) To Seller's knowledge, no portion of any of the Real Property is located on or over a "sanitary landfill" or an "open dump" within the meaning of RCRA;

         (v) The Seller has not installed any underground storage tanks at or beneath any of the Real Property and, to Seller's knowledge, no underground storage tanks are or have been located at or beneath any of the Real Property;

         (vi) To Seller's knowledge, no person has pursued a claim against Seller for impaired health due to any violations of applicable Environmental Laws including, but not limited to claims related to the indoor air quality of the Real Property and, to the knowledge of the Seller, there are no material existing violations of applicable Environmental Laws including, but not limited to the indoor air quality of the Real Property;

         (vii) The Permits listed on Schedule 1.01(g) and identified as environmental permits are all the written permits, licenses and consents issued by or received from local, state, federal or foreign governmental agencies or bodies relating to Environmental Laws ("Environmental Permits") which are held by Seller and which relate to the Business or the Real Property and the operation of the Business and, to the knowledge of Seller, such Environmental Permits are all of the permits which are necessary to conduct the Business as presently conducted in compliance with all applicable Environmental Laws. To the knowledge of Seller, Seller and the Business are in compliance in all material respects with such Environmental Permits and such Environmental Permits will be in full force and effect on the Closing Date. The Seller has not received any notice of any violations of any Environmental Laws or Environmental Permits, and there have been no known violations of said Environmental Laws or Environmental Permits by Seller, which in each case or the aggregate would be likely to have a material adverse effect on the Business, the Real Property or the Purchased Assets;

         (viii) All written reports of environmental site assessments or internal audits relating to environmental matters prepared within the last three
(3) years, by, for or on behalf of, or in possession of Seller and all citations, orders and decrees issued within the last three (3) years by or with any governmental agency with respect to the use, treatment, storage, handling, transportation or disposal of Hazardous Substances or with respect to air, water and noise pollution concerning the Real Property have already been provided to Buyer;

         (ix) The Seller has not received notification pursuant to CERCLA or any other Environmental Laws of any potential liability with respect to the cleanup of any waste disposal site at which Seller has disposed of any Hazardous Substances or fill or with respect to any other alleged violation of any of the Environmental Laws, which in each case or in the aggregate would be likely to have a material adverse effect on the Business, the Real Property or the Purchased Assets. There are no actions, suits, claims or proceedings pending or, to the knowledge of Seller, threatened against the Seller which could cause the occurrence of expense or costs of any nature or would seek money damages, injunctive relief, remedial action or any other remedy that arises out of, or relates to, or results from (i) violation or alleged violation of any applicable Environmental Law or noncompliance or alleged noncompliance with an Environmental Permit with respect to the Real Property; (ii) the presence of any Hazardous Substance or Release or the threat of a Release on, at or from the Real Property or, to the knowledge of Seller any property in the vicinity of the Real Property; or (iii) human exposure to any Hazardous Substance, noises, vibrations, or nuisances of whatever kind to the extent the same arise from the condition of the Real Property or the operation, sale, transfer or conveyance thereof; or (iv) any facility where Hazardous Substances generated or transported by the Seller have been disposed of, placed or located; and

         (ix) Except as previously disclosed to Buyer, no part of the Real Property lies in an area designated as wetlands as defined under existing Environmental Law.

         For the purpose of the representations and warranties of the Seller qualified under this Section 3.22 by "knowledge" such knowledge shall include the knowledge of Ronald Spears, Director Health, Safety and Environmental in his capacity as agent of the Seller.

         3.23 BROKERS AND FINDERS. With the exception of a fee payable by Seller to Robert W. Baird & Co. Incorporated, whose fee subject to Section 12.17, shall be paid by Seller, neither Seller (or any of its Affiliates) nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         3.24 DISCLOSURE. No representations or warranties by Seller in this Agreement and no statement contained in any document (including, financial statements and the Schedules), certificate, or other writing furnished or to be furnished by Seller to Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain in any material respect any untrue statement of fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, and there is no fact known to Seller that materially adversely affects the Business or its operations and/or properties which has not been set forth in this Agreement or otherwise disclosed hereunder.

         3.25 WORK-IN-PROCESS. Except as set forth in Schedule 3.25, to the knowledge of Seller, Seller's work-in-process included in the Inventory, is capable generally of being processed or finished at ordinary costs and pursuant to applicable purchase order terms and conditions and all commitments related thereto.

         3.26 COMPUTER SYSTEM. The computer system utilized for the Business (other than the software and hardware described in Schedule 1.03(g)) and the Seller's operation of the same is included in the Purchased Assets and is self-contained at the Plant. Other than as disclosed in Schedule 1.03(g), no additional licenses (except for licenses fully paid for and assigned under this Agreement to Buyer) are required from third parties to exercise any rights with respect to any of such computer software. The computer system and software utilized in the Business and included in the Purchased Assets is Year 2000 compliant.

         3.27 NO LIABILITIES. Except for (i) liabilities or obligations which are disclosed or reserved against in the Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business subsequent to the date of the Financial Statements, (iii) liabilities or obligations disclosed in this Agreement, or which by the terms of this Agreement are permitted to be excluded, and (iv) liabilities or obligations not required by generally accepted accounting principles to be disclosed or reserved against on the Financial Statements or the Closing Balance Sheet, Seller has to its knowledge, no liabilities or obligations relating directly to the Business.

         3.28 FINANCIAL STATEMENTS. The Initial Balance Sheet and income statement of Seller as of January 31, 2001 have been provided to Buyer and are identified herein as the "Financial Statements" and are attached hereto as
Schedule 3.28. The Financial Statements are unaudited and have been prepared on a consistent basis with past practice of Seller and present fairly the financial position of Seller as at such date, and the results of the operations for such period and fairly set forth the information purported to be shown therein.

         3.29 CUSTOMERS. Schedule 3.29 sets forth with respect to the Business
(a) the names of all customers of Seller that ordered goods and services from Seller with an aggregate value for each such customer of One Million Dollars ($1,000,000) or more during the twelve (12) month period ended October 31, 2000 ("Significant Customers") and (b) the amount for which each such Significant Customer was invoiced during such period. Other than matters of general economic or political nature which affect the Business and the general economy and/or matters disclosed in Schedule 3.29, the Seller has not received any written notice nor does Seller have any knowledge that any Significant Customer of Seller (i) has ceased, or will cause to discontinue, the use of the products, goods or services of the Business, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Business or
(iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Seller and/or relating to the Business. To the knowledge of the Seller, no Significant Customer of the Seller has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

         3.30 SUPPLIERS; RAW MATERIALS. Schedule 3.30 sets forth (a) the names of all suppliers to the Business from which the Seller ordered raw materials, supplies, merchandise and other goods and services for the Business with an aggregate purchase price for each such supplier of Five Hundred Thousand Dollars ($500,000) or more during the twelve (12) month period ended October 31, 2000 ("Significant Supplier") and (b) the amount for which each such Significant Supplier invoiced the Seller during such period. Other than matters of general economic or political nature which affect the Business and the general economy, the Seller has not received any written notice nor has Seller any knowledge that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such Significant Supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller subject to general and customary price increases. To the knowledge of the Seller, no Significant Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement or the Merger.

         3.31 PRODUCT WARRANTIES. There are no pending or, to Seller's knowledge, threatened claims with respect to any product or service warranty, and, to Seller's knowledge, the Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         3.32 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Seller or any officer thereof, or to Seller's knowledge any employee or agent of Seller or any other person acting on their respective behalf, has directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) for any of the purposes described in Section 162(c) of the Code or (iii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         3.33 OPERATION OF THE BUSINESS. Seller has directly conducted the Business and not through any other divisions or any direct or indirect subsidiary or Affiliate of Seller and no part of the Business is operated by Seller (at such times as occurred prior to the Merger) through any entity other than Seller.

         3.34 ABSENCE OF CHANGES. Except as set forth in Schedule 3.34, since January 31, 2001, the Seller has conducted the Business only in the ordinary and normal course consistent with prior practice and none of the following have occurred or been entered into relating to the Business and/or the Purchased
Assets:

         (a) any material adverse change or material change in the Business, the Purchased Assets, the Real Property or financial condition of the Business;

         (b) any obligation or liability except as otherwise disclosed under this Agreement (whether absolute, accrued, contingent or otherwise, whether due or to become due), except current liabilities for trade or business obligations incurred by Seller in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, individually or in the aggregate, could have a material adverse effect on the Business;

         (c) any payment, discharge or satisfaction of any lien other than those then required to be discharged or satisfied, or payment of any obligation or liability (whether absolute, accrued, contingent or otherwise, whether due or to become due), other than liabilities incurred since January 31, 2001 in the ordinary course of business consistent with prior practice;

         (d) any pledge or lien in respect to the Purchased Assets held in connection with the Business other than in the ordinary course consistent with past practice, all of which Seller covenants to discharge on or prior to the Closing Date unless such constitutes a Permitted Encumbrance;

         (e) any sale or lease or other disposition of any of the Purchased Assets or the Real Property, except for Inventory sold in the ordinary course of business;

         (f) receipt of any notice of termination of any Assigned Contract or any damage, destruction or loss (whether or not covered by insurance), which, individually or in the aggregate, has or will have a material adverse effect on the Business, the Purchased Assets, the Real Property or the financial condition of the Business;

         (g) other than in the ordinary course of business, or as provided in the Labor Agreement, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable to the employees of Seller or, to the knowledge of Seller, paid or agreed or orally promised to be paid, conditionally or otherwise, any payment or obligation incurred relating to any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of the payment of the same to any shareholder, director, officer, employee, salesman, distributor or agent of Seller relating to the Business;

         (h) any pending petitions before the National Labor Relations Board to certify a new union as a collective bargaining representative, any actual or, to the knowledge of Seller, threatened employee strikes, union-organized work stoppages, slowdowns or lockouts, or any material adverse change in Seller's relations with its employees, agents, customers or suppliers;

         (i) any failure to replenish the Seller's Inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry and consistent with Seller's prior practice, or any change in Seller's selling, pricing, advertising or personnel practices inconsistent with Seller's prior practice and prudent business practices prevailing in the industry;

         (j) except as disclosed in Schedules 1.04(d) and 1.01(h), any capital expenditures or capital additions or improvements in excess of an aggregate of One Hundred Thousand Dollars ($100,000);

         (k) institution of, settlement of or agreement to settle, any litigation, action or proceeding before any court or governmental body relating to the Business or the Purchased Assets or the Real Property other than in the ordinary course of business consistent with past practices;

         (l) any transaction, contract or commitment other than in the ordinary course of business or by reason of this Agreement or the transactions contemplated hereby; or

         (m) failed to take appropriate action which would have been undertaken by a reasonably prudent business to permit it to timely perform the obligations due under any Assigned Contract.

         Notwithstanding the foregoing, the Merger and the transfer, after the Effective Time, of Seller's rights and obligations under this Agreement (or under any other agreement contemplated herein, between the Seller on the one hand and the Buyer on the other hand entered into as a result of this Agreement) to VCS does not and will not constitute a violation or breach of any of the foregoing representations and warranties by Seller.

         3.35 PROGRESS PAYMENTS. Except as described in Schedule 3.35, the Seller has not received any progress payments or prepayments from customers for work or products not heretofore completed and delivered.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with the sale of the Purchased Assets:

         4.01 CORPORATE ORGANIZATION. Buyer is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has heretofore delivered to Seller complete and correct copies of its Articles of Organization and Operating Agreement as presently in effect, and which Articles of Organization and Operating Agreement will not be amended by Buyer prior to the Closing Date.

         4.02 AUTHORIZATION; ENFORCEABILITY. Buyer has full limited liability company power and authority to enter into this Agreement and all agreements contemplated to be entered into in connection with this Agreement and to carry out the transactions contemplated hereby and thereby. The Members of Buyer have taken all action required by law, its Articles of Organization and Operating Agreement or otherwise to authorize the execution and delivery of this Agreement and the performance of transactions contemplated hereby, and this Agreement and all agreements contemplated hereunder are and/or will be when executed valid and binding agreements of Buyer enforceable in accordance with their terms.

         4.03 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Articles of Organization or Operation Agreement of Buyer or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority by which Buyer is bound, or to which its property is subject.

         4.04 NO CONSENTS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person (other than the consent of Buyer's Management Committee that has already been obtained) is required in connection with the execution, delivery and performance of this Agreement by Buyer.

         4.05 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Buyer which would reasonably be likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Further, Buyer is not aware of any basis for any such claim to be asserted against it or affecting the Buyer.

         4.06 BROKERS AND FINDERS. Neither Buyer nor any of its officers, managers or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         4.07 ASSUMED LIABILITIES. After the Effective Time, the Buyer shall and agrees to assume, pay and discharge all obligations and liabilities under the Assumed Liabilities.

                                    ARTICLE V

            CONFIDENTIALITY AND PUBLICITY AND PRE-CLOSING OPERATIONS
            --------------------------------------------------------

         5.01 CONFIDENTIALITY. Each party hereto will hold and will cause its employees, directors and agents and advisors to hold in strict confidence, unless compelled to disclose (i) in response to a valid subpoena or a judicial or administrative order or, (ii) in the opinion of its counsel, by other requirements of law; provided, however, that for the purposes of clauses (i) and (ii), the disclosing party shall give notice to the other party of such disclosure as far in advance of such disclosure as is reasonably practicable and ensure that only such information as is necessary to comply with the disclosing parties' obligations under clause (i) or (ii), as applicable, is disclosed, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, or (ii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except to its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence or is required to be disclosed under applicable securities laws and regulations, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Seller acknowledges that Shiloh Industries, Inc. is the parent of Seller and that such corporation is a publicly traded company subject to the laws and regulations enforced by the United States Securities and Exchange Commission. Buyer agrees that it will not take or knowingly allow any member, officer, director, agent, or representative of Buyer to take any action which is a violation of any federal or state securities laws, including any improper purchase or sale of the securities issued by Shiloh Industries, Inc. or disclosure of information hereunder. After the Closing Date, Buyer shall have the right to use any information sold and transferred by Seller to Buyer hereunder.

         5.02 PUBLICITY. Except as hereinafter provided, after the Closing Date no public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer, Seller or any of the respective affiliates, officers, directors, employees, representatives or agents, except as required by law, the rules of any stock exchange or any governmental authority in each case, without the prior written approval of both Buyer and Seller as to form, timing and manner of distribution or publication; PROVIDED, HOWEVER, that nothing in this Section 5.02 shall prevent such parties from disclosing this Agreement and discussing such transactions with those persons whose approval, consent, agreement or opinion, as the case may be, is required for consummation of this Agreement. After the execution of this Agreement and/or the Closing Date, the Seller may make public announcements related to this Agreement and the transaction consummated hereunder, as required under the rules of the stock exchange, such announcement to be reasonably acceptable to the Buyer.

         5.03 CONDUCT OF BUSINESS OF THE SELLER PRIOR TO THE CLOSING DATE. Without in any way limiting any other obligations of Seller hereunder, during the period from the date hereof to the Closing Date, Seller shall:

         (a) conduct the Business only in the ordinary and normal course consistent with past practice and Seller shall not enter into any transaction or do or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of Seller contained herein, without the prior written consent of Buyer;

         (b) take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Buyer and the execution and delivery of this Agreement and the other documents contemplated hereby and to cause all necessary meetings of directors and shareholders of Seller to be held for such purpose;

         (c) use reasonable efforts to satisfy the conditions contained in
Article VII;

         (d) except as provided in the Labor Agreement or in the ordinary and normal course consistent with past practice, not (i) increase the compensation payable or to become payable by the Seller to any officer, consultant or employee thereof, or increase any bonus, insurance, pension or other employee benefit plan, or increase any payment plan, payment or arrangement made to, for or with any employees, or (ii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person or to amend any of such plans or any of such agreements in existence on the date hereof;

         (e) notify, on or before June 15, 2001, pursuant to the terms of the Indenture of Trust (i.e., Sections 3 and 4), the appropriate parties that the Seller intends to defease the IRB and pay the same in full on or before August 1, 2001. A copy of such notice shall simultaneously be delivered to the Buyer. In the event that the Seller fails to do either or both of the foregoing, then, after June 17, 2001, the Buyer may terminate this Agreement and its obligations hereunder (other than those set forth in Section 10.02 hereof) by written notice to the Seller. Such right to terminate shall expire at such time, if any, as the Seller complies with this Section (e) if not exercised prior thereto by the Buyer; and

         (f) negotiate with Comerica Bank in an attempt to reach agreement on the form and substance of the documents previously submitted to Seller by Comerica Bank (the "Seller

Lending Documents") such agreement to be on terms acceptable to Seller in its sole discretion. Seller shall have no obligation whatsoever to make any concessions to Comerica Bank to effectuate the foregoing, all decisions in regard to acceptable documents to be solely within the discretion of Seller. Notwithstanding the above, Seller shall keep Buyer informed of its negotiations with Comerica Bank related to the Seller Lender Documents and if Seller fails to reach agreement with Comerica Bank on the Seller Lender Documents and notify Buyer of the same, on or before June 29, 2001, then after July 2, 2001 the Buyer may terminate this Agreement and its obligations hereunder (other than those set forth in Sections 10.01(e) and 10.02 hereof) by written notice to the Seller. Such right of Buyer to terminate shall expire at such time, if any, as Seller complies with this Section (f) if not executed prior thereto by Buyer.

         5.04 RISK OF LOSS. To the extent that (i) any tangible property of Seller being transferred to Buyer hereunder or (ii) all or any part of the Real Property is destroyed or damaged by fire or other casualty or is condemned or taken by any Governmental Authority or otherwise acquired pursuant to eminent domain authority during the period from the execution of this Agreement to the Closing Date, Seller shall bear the risk of loss. In the event of such loss, Buyer shall, subject to (B) below, at its option either, (A) require Seller to repair or restore such property to its condition prior to damage or destruction; or (B) if such loss or damage is of such nature and to such extent that, in the opinion of Seller's engineer or architect (i) the cost of repair or restoration will exceed $2.5 million, or (ii) the period of time to make such repair or restoration exceeds ninety (90) days, then Buyer or Seller may within five (5) days after the occurrence of such damage and notification of the same, elect to terminate this Agreement and obligations hereunder.

         5.05 SUBSEQUENT EVENTS. Seller shall promptly notify Buyer in writing of the existence or happening of any fact, event or occurrence which changes or amends a Schedule hereunder or which materially or adversely alters the accuracy or completeness of any representation or warranty set forth in this Agreement.

         5.06 CONSULTING ARRANGEMENT. Seller hereby retains Buyer as its consultant and Buyer agrees to be a consultant to Seller, for the period commencing on the date hereof and ending on the earlier of (a) the date the Closing occurs or (b) the date on which this Agreement is terminated in accordance with its terms. From time to time Seller shall have the right to consult with the Buyer, upon reasonable notice and at reasonable times, on matters relating to the operation of the Business and to obtain the advice of the Buyer as to the foregoing. Seller is not obligated to follow any such advice nor to seek such advice, all decisions (subject to the other terms and conditions of this Agreement) to be solely within the control and discretion of the Seller. Seller acknowledges and agrees that the Buyer and its officers, members, and employees have other business interests and obligations and Buyer's obligations hereunder are subject to the time constraints and other requirements of such other interests and obligations. The default by Buyer or Seller under this section shall not be deemed a default under this Agreement and shall not give rise to a right to terminate this Agreement by either party hereto. Provided this Agreement has not been previously terminated as set forth herein, on June 15, 2001 and on July 15, 2001 Seller shall pay to Buyer for its services under this Section 5.06, Twelve Thousand Dollars ($12,000) on each of such above dates. Thereafter provided the Closing hereunder occurs, Seller will receive credit in the Working Capital Adjustment for the above payments made to the Buyer.

                                   ARTICLE VI

                      CONDITIONS TO OBLIGATIONS OF SELLER
                      -----------------------------------

         Each and every obligation of Seller under this Agreement to be performed on or before the Closing shall be subject to, on or before the Closing, the satisfaction of each of the following conditions, unless waived in writing by Seller:

         6.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement shall be in all material respects true, complete and accurate at the Closing Date.

         6.02 PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, including all payment of monies hereunder.

         6.03 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which prohibits the purchase of the Purchase Assets by Buyer.

         6.04 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as provided herein.

         6.05 NON-SOLICITATION AGREEMENT. Simultaneously with the Closing, Buyer and its Affiliates shall enter into a Non-Solicitation Agreement with the Seller and its Affiliates in the form attached hereto as Exhibit 6.05.

         6.06 OPINION OF BUYER'S COUNSEL. Buyer shall have delivered to Seller an opinion of counsel to Buyer dated as of the Closing Date, in the form reasonably acceptable to Seller's counsel.

         6.07 CERTIFICATES. Buyer shall have furnished Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller.

         6.08 ASSIGNMENT AND ASSUMPTION AGREEMENTS. Simultaneously with the Closing, the parties shall execute and deliver agreements of assignment and assumption in the forms attached hereto as Exhibit 6.08 (the "Assignment and Assumption Agreements").

         6.09 STEEL PROCESSING AND SERVICES AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver a steel processing and services agreement in the form attached hereto as Exhibit 6.09 (the "Steel Processing and Services Agreement").

         6.10 ASSIGNMENT AND ASSUMPTION OF THE LABOR AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver an agreement of assignment and assumption of the Labor Agreement in the form attached hereto as
Exhibit 6.10 (the "Assignment and Assumption of the Labor Agreement").

         6.11 ASSIGNMENT AND ASSUMPTION OF THE PENSION PLAN AND RELATED TRUST FUNDS. Simultaneously with the Closing, the parties shall execute and deliver an agreement of assignment and assumption of the Pension Plan and the related trust funds thereunder in the form attached hereto as Exhibit 6.11 (the "Assignment and Assumption of the Pension Plan").

         6.12 TRANSITIONAL SERVICES AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver a transitional services agreement in the form attached hereto as Exhibit 6.12 (the "Transitional Services Agreement").

         6.13 REAL PROPERTY LEASE. Simultaneously with the Closing, the parties shall execute and deliver a real property lease related to the Real Property in the form attached hereto as Exhibit 6.13 (the "Lease").

         6.14 CORPORATE ACTION. Buyer shall have delivered to Seller on or prior to the Closing Date, certified resolutions of the Members of Buyer authorizing Buyer to consummate the transaction contemplated hereunder.

         6.15 CERTIFIED ARTICLES OF ORGANIZATION AND CERTIFICATE OF GOOD STANDING. Buyer shall have delivered to the Seller, a certified copy of its Articles of Organization and a good standing certificate of Buyer dated within twenty (20) days of the Closing Date issued by the Ohio Secretary of State.

         6.16 MEMBER OF THE BUYER AND OPERATING AGREEMENT. On or before the Closing Date, the Seller shall become an owner of forty-nine percent (49%) of the membership interests of the Buyer, execute a subscription agreement related thereto and Viking Steel LLC and the Seller shall execute and deliver an operating agreement related to the Buyer in the form attached hereto as Exhibit
6.16 (the "Operating Agreement").

         6.17 DEFEASANCE OF THE IRB. On or before the Closing Date, the Medina County, Ohio $5,400,000 Solid Waste Disposal Revenue Bonds, Series (1995) (Valley City Steel Company Project) (the "IRB") associated with the Real Property and the improvements thereon, shall be defeased and paid in full by the Seller.

         6.18 SELLER LENDING DOCUMENTS. On or before the Closing Date, Seller shall have agreed to and shall execute and deliver the Seller Lending Documents.

                                   ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF BUYER
                       ----------------------------------

         Each and every obligation of Buyer under this Agreement to be performed on the Closing shall be subject to, on or before the Closing, the satisfaction of each of the following conditions, unless waived in writing by Buyer:

         7.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement which do not contain a materiality qualifier shall be in all material respects true, complete and accurate at the Closing Date and the representations and warranties of Seller contained in this Agreement which contain a materiality qualified shall be in all respects true, complete and accurate at the Closing Date, except for changes expressly permitted or contemplated by the terms of this Agreement.

         7.02 PERFORMANCE. The Seller shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         7.03 RECEIPT OF CONSENTS. Seller shall have received all consents of Seller's secured and/or unsecured lenders and other third parties required for Seller to transfer and convey the Purchased Assets and have a mortgage placed on the Real Property.

         7.04 NO GOVERNMENT PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which prohibits the purchase of the Purchase Assets by Buyer.

         7.05 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided herein.

         7.06 OPINION OF SELLER'S COUNSEL. Seller shall have delivered to Buyer an opinion of counsel to Seller dated as of the Closing Date, in the form reasonably acceptable to Buyer's counsel.

         7.07 CORPORATE ACTIONS. Seller shall have delivered to Buyer on or prior to the Closing Date certified resolutions of the Shareholders and Board of Directors of Seller authorizing Seller to consummate the transactions contemplated hereunder.

         7.08 CERTIFICATES. Seller shall have furnished Buyer with such certificates of its respective officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

         7.09 ASSIGNMENT AND ASSUMPTION AGREEMENTS. Simultaneously with the Closing, the parties shall execute and deliver the Assignment and Assumption Agreements.

         7.10 STEEL PROCESSING AND SERVICES AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver the Steel Processing and Services Agreement.

         7.11 ASSIGNMENT AND ASSUMPTION OF THE LABOR AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver the Assignment and Assumption of the Labor Agreement.

         7.12 ASSIGNMENT AND ASSUMPTION OF THE PENSION PLAN AND RELATED TRUST FUNDS. Simultaneously with the Closing, the parties shall execute and deliver the Assignment and Assumption of the Pension Plan.

         7.13 TRANSITIONAL SERVICES AGREEMENT. Simultaneously with the Closing, the parties shall execute and deliver the Transitional Services Agreement.

         7.14 REAL PROPERTY LEASE. Simultaneously with the Closing, the parties shall execute and deliver the Lease.

         7.15 NON-COMPETITION AND NON-DISCLOSURE AGREEMENT. Simultaneously with the Closing, Shiloh Industries, Inc. on its behalf and on behalf of its Affiliates, shall enter into a Non-Competition and Non-Disclosure Agreement with the Buyer and its Affiliates substantially in the form attached hereto as
Exhibit 7.15.

         7.16 OPERATING AGREEMENT. On or before the Closing Date, the Seller and Viking Steel LLC as members of the Buyer, shall execute and deliver the Operating Agreement.

         7.17 TRANSFER DOCUMENTS. Seller shall have delivered to the Buyer on or before the Closing Date in proper form for recording where appropriate, the Bill of Sale related to the Purchased Assets, assignments and other good and sufficient instruments of transfer conveying and transferring to Buyer the entire right, title and interest of Seller in and to the Purchased Assets as provided in this Agreement (the "Transfer Documents"), in form and substance reasonably satisfactory to Buyer's counsel; PROVIDED, HOWEVER, that to the extent that it is determined by the parties hereto that additional Transfer Documents are required, the condition set forth in this Section 7.17 shall be deemed satisfied if such additional Transfer Documents are delivered by Seller to Buyer on or prior to the Closing Date.

         7.18 SEARCHES. The Seller shall have supplied to Buyer, Uniform Commercial Code searches on the Seller and Valley City Steel Company as of a date within twenty (20) days prior to the Closing Date, in such jurisdictions as the Buyer shall reasonably specify and Seller shall supply to Buyer termination statements under the Uniform Commercial Code as in effect in the State of Ohio discharging all financing statements covering the Purchased Assets or portions thereof other than those evidencing Permitted Encumbrances.

         7.19 CHANGE OF SELLER'S NAME, CERTIFIED ARTICLES OF ORGANIZATION AND CERTIFICATE OF GOOD STANDING. Seller shall have delivered to Buyer an amendment to its Articles of Incorporation, in the form suitable for filing with the Ohio Secretary of State, changing its name to a name that does not contain the words "Valley City" or the words "Valley City Steel". Furthermore, the Seller shall have delivered to the Buyer a certified copy of its Articles of Incorporation and a good standing certificate of Seller dated within twenty (20) days of the Closing Date issued by the Ohio Secretary of State.

         7.20 CONSENTS TO TRANSFER OF TRANSFERRED CONTRACTS. Seller shall have obtained from the parties to those Assigned Contracts for which consent to assignment is necessary for the transference thereof from the Seller to the Buyer such parties' written consents to the assignment of Seller's interest in the transferred Contracts to Buyer.

         7.21 OTHER CONSENTS. On the Closing Date, Seller shall have delivered to Buyer copies of all other necessary third-party and governmental consents that Seller is required to obtain in order to effect the transactions contemplated by this Agreement.

         7.22 THIRD-PARTY FINANCING. On the Closing Date, the Buyer shall have obtained and received loans, at competitive rates and terms, from Comerica Bank or such other third-party lender so as to pay the Closing Date Cash Purchase Price hereunder to the Seller for the Purchased Assets.

         7.23 MATERIAL ADVERSE CHANGE. Since the execution of this Agreement through the Closing Date, there shall not have been a material adverse change or more than one adverse change which when aggregated with all adverse changes are material and adverse to the Business, the Real Property, the Assigned Contracts, the Purchased Assets, or the Schedules attached hereto. Notwithstanding the above, any and all matters revealed and/or disclosed in the

Post Signing Environmental Site Assessment shall not be considered a material adverse change to the Business, the Purchased Assets, the Real Property, or the Schedules.

                                  ARTICLE VIII

                      EMPLOYEE AND EMPLOYEE BENEFIT MATTERS
                      -------------------------------------

         8.01 EMPLOYEE MATTERS. Except as otherwise indicated in this Article VIII, all capitalized terms used in this Article VIII shall be as defined in
Section 3.16 or as otherwise defined in this Agreement.

         8.02 EMPLOYEES. Seller represents and warrants that Schedule 8.02(i) contains a complete and accurate list of the names of all individuals who are either on leave under the Family and Medical Leave Act of 1993 (all of whom are noted by an asterisk marked next to their name), or who are active full-time or part-time employees of the Seller specifying the date hired, title or classification, status, and rate of salary or hourly pay or bonus entitlement (if any) for each such employee (the "Active Employees"). Seller represents and warrants that Schedule 8.02(ii) lists all employees of Seller who, for any reason, other than leave under the Family Medical Leave Act of 1993 are not Active Employees of the Seller ("Inactive Employees").

         8.03 OFFER OF EMPLOYMENT TO ACTIVE EMPLOYEES. (a) Subject to the consummation of the transaction contemplated by this Agreement on the Closing Date, Buyer shall offer employment to all Active Employees of Seller, effective as at the Effective Time, other than those nonbargaining unit Active Employees listed on Schedule 8.03, (which schedule may be updated on the Closing Date by the Buyer provided such Schedule 8.03 as updated does not exceed fifty (50) or more employees so as to trigger any WARN Act notice requirements) on salary, wage terms and conditions, and seniority which are no less favorable to such Active Employees than the salary, wage terms and conditions, and seniority applicable to their employment with the Seller prior to the Effective Time, provided that such Active Employees accurately fill out and complete the applicable and appropriate employment application forms and paperwork provided by the Buyer to such Active Employee. Subject to the obligations and requirements of the Labor Agreement and except as controlled or determined under the Labor Agreement, which Labor Agreement is being assumed hereunder by the Buyer, Buyer may in its sole discretion determine the other terms and conditions of employment of such Active Employees, including without limitation all fringe and other benefits offered to them and which such employment is "at will".

         In accordance with and subject to the Labor Agreement, any offer of employment contemplated by this Section 8.03 is conditional upon such Active Employee passing any applicable drug screening or background check that the Buyer may require of such Active Employees.

         Subject to the Labor Agreement nothing in this Section 8.03 however guarantees such Hired Employee's, as hereinafter defined, employment with the Buyer for any period of time or alters a non-bargaining unit Hired Employee's status as an at will employee. No Active Employee, Inactive Employee, Hired Employee or former employee of Seller or of any of its Affiliates shall be entitled to any rights under this Section 8.03 or under any other provision of this Agreement.

         (b) Seller shall continue to employ its Active Employees until the Effective Time except for any such Active Employee who, at any time prior to the Effective Time (i) is terminated for cause, (ii) voluntarily resigns, (iii) retires, or (iv) dies.

         (c) Each Active Employee who accepts Buyer's offer of employment and who becomes employed by Buyer after the Effective Time, shall be referred to in this Agreement as a hired employee ("Hired Employee").

         (d) Notwithstanding the foregoing, Buyer expressly reserves the right to evaluate its work force needs and the work force needs of the Business and to terminate the employment of any Hired Employee after the Effective Time, subject to the provisions of the Labor Agreement as to employees covered by the Labor Agreement.

         (e) Except for accrued vacations as of the Effective Time of the Active Employees hired by the Buyer which are being assumed by the Buyer, Seller shall be responsible for all payments of salary and wages and benefits up to the Effective Time, to all Active Employees, Inactive Employees and former employees of Seller, whether contingent, accrued, or otherwise, including those provided under the Plans, the Benefit Programs or Agreements or any other employee plans and/or programs of Seller.

         (f) Subject to the consummation of the transaction contemplated by the Agreement, if any Inactive Employee of the Seller listed in Schedule 8.02(ii), complies with the conditions set forth in Sections 8.03(a), the Buyer shall, consistent with applicable law and/or in accordance with the Labor Agreement, offer such Inactive Employee of the Seller employment with the Buyer, on such terms which are in accordance with applicable law and/or the Labor Agreement provided that such Inactive Employee is capable generally of performing, with or without reasonable accommodations, the essential job functions of either his or her previously held position with the Seller or any vacant position with the Buyer. Each Inactive Employee hired by the Buyer as provided under this paragraph (f) shall also be referred to herein as a "Hired Employee".

         (g) Buyer shall be responsible for the failure to extend offers of employment to or the failure to continue the leave of the Active Employees of Seller listed on Schedule 8.02(i) who are on leave under the Family Medical Leave Act of 1993.

         8.04 WARN ACT. Seller is responsible for any and all liabilities, obligations and notifications relating to or required under the Worker Adjustment Retraining and Notification Act ("WARN") and applicable to the Business and its Active Employees, Inactive Employees and former employees up to and including the Effective Time. Buyer is responsible for any and all liabilities, obligations and notifications relating to or required under WARN and applicable to the Business and the Hired Employees or other employees of Buyer after the Effective Time.

         Notwithstanding the above, no plant closing or mass lay off of Hired Employees by Buyer (as defined by WARN) with respect to the Business or the Purchased Assets are contemplated by the Buyer from the date after the Effective Time through the sixty-first (61st) day after the Effective Time.

         8.05 BENEFITS.

         (a) WELFARE PLANS. Seller's welfare plans shall be liable for any and all claims for benefits by Active Employees, Inactive Employees or former employees for covered expenses incurred, or attributable to events that occurred, on or prior to the Effective Time, and Buyer's welfare plans shall be liable for any and all claims for benefits by Hired Employees for covered expenses incurred after the Effective Time to the extent such expenses are attributable to events that occurred after the Effective Time. Without limiting the above, Buyer is not assuming any liabilities or obligations under any of Seller's disability plans or welfare plans, including any verbal promises for post-retirement medical benefits.

         (b) NONQUALIFIED RETIREMENT AND DEFERRED COMPENSATION PLANS. Except for the Pension Plan and related trust funds which are being assumed and assigned to Buyer by Seller, Buyer is not assuming any liabilities or obligations of Seller for any retirement benefits to Active Employees, Inactive Employees or former employees of Seller, whether or not applicable to the Plans, the Benefit Programs or the Agreements.

         (c) VACATION, SICK LEAVE, AND PAID TIME OFF ("PTO PLANS"). Except for accrued vacations as of the Effective Time to the Active Employees, hired by the Buyer which are being assumed by Buyer, Buyer is not assuming any liabilities or obligation under any Seller PTO Plans. Subject to the above Seller's PTO Plans shall be liable for any and all claims for benefits by Active Employees, Inactive Employees or former employees for covered expenses incurred or attributable to events that occurred on or prior to the Effective Time, and Buyer's PTO Plans shall be liable for any and all claims for benefits by Hired Employees for covered expenses incurred after the Effective Time to the extent such expenses are attributable to events that occurred after the Effective Time and relate to Buyer's operation of the Business after the Effective Time.

         (d) WORKERS' COMPENSATION. Seller's workers' compensation plans and/or programs shall be liable for any and all covered claims for workers' compensation benefits by Active Employees, Inactive Employees or former employees of Seller to the extent such claims are for injuries that occurred or diseases that are attributable to events prior to the Effective Time, and Buyer's workers' compensation plans or programs shall be liable for any and all covered claims for workers' compensation benefits by the Hired Employees to the extent such claims are for injuries that occurred or diseases which are attributable to events after the Effective Time. Schedule 8.05(d) is a list of all Active Employees, Inactive Employees and former employees of

Seller who filed for workers' compensation benefits which are still active and all persons who have filed applications for workers' compensation benefits which have not been concluded as of the Effective Time.

         (e) COBRA. Seller shall cause to be provided to all Active Employees, Inactive Employees and former employees of Seller notice and/or sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law. Schedule 8.05(e) is a list of all Active Employees, former employees, or Inactive Employees of Seller who are receiving or who may be eligible to receive COBRA benefits as of the Effective Time. Buyer is not assuming any COBRA obligations or COBRA responsibility of Seller regarding any Active Employees, Inactive or former employees.

                                   ARTICLE IX

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

         9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller herein, or by Buyer herein, shall survive the Closing Date hereunder and any investigation at any time made by or on behalf of the other party for a period of two (2) years following the Closing Date, after which time all representations and warranties made by the parties herein or pursuant hereto shall expire, terminate and be of no further force and effect, and any suit, proceeding, Claim for indemnity or other action by any party against another based on any alleged breach of any representation or warranty contained herein must be brought or made in writing within such two (2) year period provided that the representations and warranties contained in Section 3.07(a) shall not expire, and that the representations and warranties contained in Section 3.11 shall survive the Closing Date until one day after the expiration of any applicable statute of limitations in respect of the Tax matters contemplated therein. The covenants and agreements of the parties to be performed after the Closing including without limitation those set forth in this
Article IX and Articles VIII and XI hereof shall not merge and shall survive in accordance with their respective terms.

         Notwithstanding the foregoing, any Claim by the Buyer against the Seller for fraud under this Agreement shall not be subject to the foregoing time limitations, but instead must be commenced or forever barred, within the statute of limitations period applicable as of the Closing Date to a fraud claim in the State of Ohio.

         9.02 STATEMENTS AS REPRESENTATIONS. All statements of fact contained in any certificate or schedule delivered pursuant hereto shall be deemed representations and warranties within the meaning of Section 9.01 hereof.

         9.03 INDEMNIFICATION BY SELLER. (a) Seller shall indemnify, defend and save harmless Buyer from any and all Losses suffered or incurred by Buyer as a result of or arising directly or indirectly out of or in connection with:

         (i) any breach by Seller of or any inaccuracy of any representation or warranty of Seller contained herein or in any certificate or schedule delivered pursuant thereto (provided that Seller shall not be required to indemnify or save harmless Buyer in respect of any such breach or inaccuracy of any representation or warranty unless Buyer shall have provided notice to Seller in accordance with
                  Section 9.03(c) on or prior to the expiration of any applicable time period related to such representation and warranty);

         (ii) any breach or non-performance by Seller of any covenant or obligation to be performed by Seller which is contained in this Agreement or in any agreement delivered pursuant hereto;

         (iii) any liabilities, obligations or commitments of Seller (whether accrued, contingent or otherwise) related to the Pension Plan existing at or attributable to events that occurred on or prior to the Effective Time;

         (iv) any liabilities, obligations or commitments of Seller (whether accrued, contingent or otherwise) related to Seller's COBRA obligations or to any Plan (other than the Pension Plan) that is subject to Title IV of ERISA, including any multi-employer plan within the meaning of Section 3(37) of ERISA, which is or has ever been maintained by Seller or any member of Seller's Controlled Group; and

         (v) any Recognized Environmental Conditions and all recognized environmental conditions arising from, related to or caused by the facts and circumstances described in the Phase I Environmental Site Assessment dated March, 2001 prepared by RMT, Inc. and disclosed to Buyer, and all obligations and liabilities under any Environmental Laws related thereto.

          (b) INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and save harmless Seller from any and all Losses suffered or incurred by Seller as a result of or arising directly or indirectly out of or in connection with:

         (i) any breach by Buyer of or any inaccuracy of any representation or warranty of Buyer contained herein or in any instrument, certificate or schedule delivered pursuant thereto (provided that Buyer shall not be required to indemnify or save harmless Seller in respect of any breach or inaccuracy of any representation or warranty unless Seller shall have provided notice to Buyer in accordance with Section 9.03(c) on or prior to the expiration of the applicable time period related to such representation and warranty;

         (ii) any breach or non-performance by Buyer of any covenant or obligation to be performed by Buyer which is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

         (iii) any liabilities, obligations or commitments of Buyer (whether accrued, contingent or otherwise) related to the Pension Plan and attributable to events occurring after the Effective Time; and

         (iv) except for the Recognized Environmental Conditions and the obligations and liabilities related thereto under any Environmental Laws, any event occurring or any condition occurring after the Effective Time, primarily attributable to the actions or activities of the Buyer and relating to the Real Property or the Purchased Asset which constitutes a violation of, or gives rise to any liabilities or obligations under any Environmental Laws.

         (c) NOTICE OF CLAIM. In the event that any party (the "Indemnified Party") shall assert a First Party Claim or become aware of any Third Party Claim (each individually a "Claim") in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly, within ten (10) days after receipt of such First Party Claim or Third Party Claim, give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim asserted by a third person against the Indemnified Party (a "Third Party Claim") or whether the

Claim is asserted by the other party (a "First Party Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

         (i) the factual basis for the Claim to the extent known; and

         (ii) the amount of the Claim, if known.

         If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim within the above-mentioned ten (10) day period so as to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

         (d) CLAIMS. With respect to any Claim following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have twenty
(20) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such twenty (20) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties disagree as to the validity and amount of such Claim within the foregoing period, the Indemnified Party may pursue any and all rights or remedies available to said Indemnified Party as provided under this Agreement and/or applicable law.

         (e) THIRD PARTY CLAIMS. Subject to Section 9.03(d), with respect to any agreed to Third Party Claims, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. The Indemnifying Party shall not have the right to settle any such Third Party Claim by agreeing to any order or agreement which materially affects the Business, the Purchased Assets or the Buyer or for the payment of any moneys unless such moneys are paid simultaneously with the entry into any such settlement. The Indemnifying Party shall, however only have the foregoing right to participate in or assume control of the negotiation, settlement or defense of a Claim as provided above, if prior thereto, the Indemnifying Party agrees in writing to assume control of the negotiation, settlement or defense of such Claim, agrees that it will be accountable for the Claim which is the subject of such Third Party Claim, and provides reasonable assurance that such Indemnifying Party is able to fund the negotiation, settlement and/or defense of such Claim. Subject to Section 9.03(f), if the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in, but not control, the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses or cross claims). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. In such event, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such agreed to Third Party Claim, and all costs and expenses and liabilities related to such Third Party Claim shall be paid by the Indemnifying Party.

         (f) SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any agreed to Third Party Claim in accordance with Section 9.03(e), the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, and the Indemnifying Party shall pay all costs and expenses related to such Third Party Claim and/or settlement.

         (g) COOPERATION. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

         (h) MONETARY LIMIT ON INDEMNIFICATION. No Claim shall be made pursuant to Sections 9.03(a)(i) or 9.03(b)(i) until the aggregate Losses suffered or incurred by the Indemnified Party in respect of all matters which could be the subject of such a Claim (collectively, the "Losses") exceed Two Hundred Fifty Thousand Dollars ($250,000) and, if such Losses exceed Two Hundred Fifty Thousand Dollars ($250,000) then the Indemnified Party shall be entitled to make a Claim for Losses only in excess of Two Hundred Fifty Thousand Dollars ($250,000) (the "Threshold"). An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Losses after the aggregate successful Claims made by such Indemnified Party for Losses suffered or incurred by it exceed Five Million Dollars ($5,000,000) (the "Cap"); provided, however, that in the event that Buyer makes a Claim pursuant to Section 9.01(a)(i) against Seller for a breach of the representation and warranty contained in Section

3.07(a), the Cap shall not apply and Seller shall be liable for the full amount of the aggregate successful Claims made by Buyer against Seller in respect thereof. In addition, subject to the Threshold and the Cap as provided above, for purposes of determining whether a representation and warranty of the Seller subject to a Qualifier ("Qualified Representation") has been breached, the following shall be applied:

         (a) if the Qualified Representation would be breached if the Qualifier were not contained therein and the amount of the loss, harm, and damage suffered by the Buyer as the result of such breach ("Damage") is less than Ten Thousand Dollars ($10,000), then the Qualified Representation hereunder shall not be deemed to have been breached by Seller (the foregoing Damages, the "Initially Disregarded Damages"); and

         (b) if the Qualified Representation would be breached if the Qualifier were not contained therein and the Damages are equal or greater than Ten Thousand Dollars ($10,000), then the Qualified Representation hereunder shall be deemed to have been breached.

         For purposes of the foregoing, all breaches arising under a series of related facts or events occurring within a period of six (6) months, shall be considered to be one breach. In addition, notwithstanding the foregoing, at such time, if any, that the Initially Disregarded Damages equal One Hundred Thousand Dollars ($100,000), then, thereafter, the Qualifiers shall be disregarded for purposes of determining breaches of the Qualified Representation (but the first One Hundred Thousand Dollars ($100,000) of Initially Disregarded Losses shall never be part of an indemnity Claim by the Buyer against the Seller hereunder).

         Notwithstanding the above, nothing contained herein shall prohibit the Seller from contesting a breach of a Qualified Representation claimed by the Buyer or the amount of damage as a result of such claimed breach.

         (i) EXCLUSIVITY. The provisions of this Article IX shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or certificate delivered pursuant hereto (other than a Claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the terms and conditions of this Agreement.

         9.04 EFFECT OF MERGER UNDER THE AGREEMENT. The Buyer and the Seller acknowledge and agree that after the Closing Date, all rights and obligations of the Seller under the Agreement (or under any other agreement contemplated herein between the Seller on one hand and the Buyer on the other hand entered into as a result of this Agreement) shall be assigned to and assumed by VCS as a result of the Merger.

         As a result of such Merger, which Merger Buyer acknowledges and consents to, all indemnification rights and obligations under this Agreement (or under any other agreement contemplated herein between the Seller on one hand and the Buyer on the other hand entered into as a result of this Agreement), if any, shall be assigned to and assumed by VCS after the execution hereof.

         In addition to the above, after the Merger, VCS shall distribute to certain Affiliates of the Seller, all right, title and interests in all of the equity interests (i.e., capital stock and membership interests) owned by VCS (or prior to the Merger owned by Seller) (the "Equity Interests) in certain third parties, Affiliates or related parties of the Seller (i.e., Medina Blanking, Inc. and Liverpool Coil Processing Incorporated) (the "Distribution"). Buyer acknowledges and consents to the Distribution, acknowledges the same is not a fraudulent transfer, or otherwise invalid for lack of consideration, for any purposes hereunder, and further acknowledges and agrees that neither Buyer or any of its Affiliates or assigns have any claim or right, nor will it ever have any claim or right to, against, or affecting the Equity Interests whatsoever, at any time, whether based upon a Claim hereunder, indemnification hereunder or otherwise. Further, under no circumstances will the Equity Interests at any time be subject to any indemnification obligations if any, of Seller (or VCS after the Merger), under this Agreement or otherwise.

                                    ARTICLE X

                                   TERMINATION
                                   -----------

         10.01 METHODS OF TERMINATION. The transactions contemplated herein may be terminated:

         (a) By mutual consent of the Buyer and Seller; or

         (b) By the Buyer on the Closing Date or thereafter provided the Buyer is not in default hereunder, if any of the conditions provided for in Article VII of this Agreement (other than conditions precedent which are contemplated to be satisfied at the Closing, unless such conditions precedent are not likely to be satisfied at such time) shall not have been met or waived in writing by Buyer on or prior to the Closing Date or prior to the date such right to terminate is exercised; or

         (c) By the Seller on the Closing Date or thereafter provided the Seller is not in default hereunder, if any of the conditions provided for in Article VI of this Agreement (other than conditions precedent which are contemplated to be satisfied at the Closing, unless such conditions are not likely to be satisfied at such time) shall not have been met or waived in writing by Seller prior to the Closing Date or prior to the date such right to terminate is executed; or

         (d) By the Buyer if not in default hereunder or the Seller if not in default hereunder if the Closing of this transaction has not occurred by August 15, 2001.

         (e) In the event that this Agreement is terminated as a result of a Seller default hereunder, or the failure of either of the conditions precedent set forth in Section 6.17 or 6.18 to be satisfied, Seller's sole responsibility and liability to the Buyer hereunder (subject to Section 10.2) shall be to reimburse the Buyer for its verifiable costs and expenses associated with the Post Signing Environmental Site Assessment.

         10.02 PROCEDURE UPON TERMINATION. In the event of termination by the Buyer or by the Seller, or both, pursuant to Section 10.01 hereof, notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

         (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

         (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 5.01 hereof.

                                   ARTICLE XI

                         POST-CLOSING/SIGNING COVENANTS
                         ------------------------------

         11.01 CUSTOMER AND VENDOR ISSUES. After the Effective Time, Seller shall cooperate with Buyer on customer and vendor issues and matters which evolve after the Effective Time, related to the transfer of the Business and the Purchased Assets to Buyer and the operation of the Business by the Buyer after the Effective Time.

         11.02 FURTHER ASSURANCES. Seller will, from time to time after the Closing, upon the reasonable request of Buyer and at Buyer's expense, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of Seller in and to the Purchased Assets and the Pension Plan and related trust funds.

         11.03 ENVIRONMENTAL MATTERS. After the execution of this Agreement, the parties acknowledge and agree as follows:

         (a) Within thirty (30) days after the execution of this Agreement, the Buyer will commence, as it deems appropriate, an environmental audit and site assessment of the Real Property ("Post Signing Environmental Site Assessment"). The parties acknowledge and agree that the Post Signing Environmental Site Assessment shall be performed in accordance with ASTM designation E:1527-00 and shall be completed within a period not to exceed six (6) months after the Effective Time;

         (b) The Post Signing Environmental Site Assessment shall be performed by an environmental consultant selected by the Buyer and approved by the secured lender of Buyer (i.e., Comerica Bank) (the "Environmental Consultant") and the cost of the Post Signing Environmental Site Assessment shall be paid for by the Buyer, provided, however, at Closing and upon Seller becoming a member of the Buyer, the Seller's allocation of the cost of the Post Signing Environmental Site Assessment, as a result of being a member of the Buyer, shall not exceed the lesser of Fifty Thousand Dollars ($50,000) or the cost of the Post Signing

Environmental Site Assessment multiplied by Seller's membership interest (i.e., ownership percentage) in the Buyer; and

         (c) Upon completion of the Post Signing Environmental Site Assessment and issuance of a report related thereto (the "Report"), by the Environmental Consultant, Seller will be forwarded a copy of the same and will address the recognized environmental conditions set forth in the Report ("Recognized Environmental Conditions"). Seller shall at all times retain sole control of any required quantity release reporting (unless Buyer has a separate legal obligation to report pursuant to applicable Environmental Laws) and all remediation activities based upon the Report and the Recognized Environmental Conditions, as set forth therein. Based upon the Report and the Recognized Environmental Conditions as set forth therein, Seller agrees in its sole discretion, to perform at Seller's sole cost and expense, investigative and remediation activities related to the Recognized Environmental Conditions in accordance with recognized and substantiated techniques including natural attenuation or more comprehensive techniques as determined solely by the Seller to be appropriate. All investigative and remediation confirmation activities performed by the Seller related to the Recognized Environmental Conditions shall be in accordance with applicable ASTM, USEPA or Ohio EPA approved protocols, as agreed to by the Buyer and Seller.

         Any investigation and/or remediation action to be performed by the Seller, as a result of the Recognized Environmental Conditions set forth in the Report shall be based upon the following chemical specific Ohio Voluntary Action Program (VAP) cleanup standard applicable to the concern unless site background levels are higher.

---------------------------------------------------- ------------------------------------------------------------
CHEMICAL OF CONCERN                                  PROPOSED CLEAN-UP STANDARD(1)
---------------------------------------------------- ------------------------------------------------------------
Total Petroleum Hydrocarbon in Soil                  Table I - Residual Saturation Concentrations for Glacial
                                                     Till and Silty Clay Column or as appropriate to site
                                                     specific soil type (applicable petroleum fraction is assumed to be Heavy but will be based in carbon chain length as
                                                     defined in Table I
---------------------------------------------------- ------------------------------------------------------------
Carcinogenic and Noncarcinogenic Chemicals in Soils  Table IV - Single Chemical Generic Direct Contact Standard
                                                     Column
---------------------------------------------------- ------------------------------------------------------------
Polychlorinated Biphenyl's in Soils                  Table V - Industrial Land Use Column
---------------------------------------------------- ------------------------------------------------------------
Lead in Soils                                        Table VI - Industrial Land Use
---------------------------------------------------- ------------------------------------------------------------
Leaching to Groundwater Values                       Tables I and II -- Soil Values for Organic and Inorganic
                                                     Chemical, with Ohio EPA derived or property specific
                                                     dilution factors, as appropriate(2)
---------------------------------------------------- ------------------------------------------------------------
Volatile Organic Chemicals, Inorganic Compounds      Table VII - Generic Unrestricted Potable Use Standard
and Pesticides and Other Organic Chemicals in        Column
Groundwater
---------------------------------------------------- ------------------------------------------------------------

  (1)    Reference Ohio Administrative Code Rule 3745-300-08.
  (2) Reference Ohio EPA Derived Leach-Based Soil Values, Technical Guidance Document October 1996, Ohio EPA.

         The Buyer acknowledges and agrees that under no circumstances has the Seller agreed to place the Real Property into the Ohio Voluntary Action Program ("VAP").

         The Buyer and the Seller further acknowledge and agree that the Report and any and all documentation related thereto, shall be kept confidential by and between the parties and not disclosed to any third parties without first obtaining the consent of the nondisclosing party.

         Notwithstanding the above, each party hereto shall be permitted to disclose the Report and any and all documentation related thereto to its lenders, consultants, agents or representatives who need to review such Report or documentation related thereto for purposes of discussing the same with such party related to this Agreement.

         No Recognized Environmental Conditions identified or set forth in the Report shall be a breach of a representation or warranty by the Seller under this Agreement, including Section 3.22 hereof.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.01 DEFINED TERMS. Schedule 1.00 attached hereto sets out definitions for the various capitalized terms used herein. Unless the context otherwise requires, all capitalized terms used in this Agreement (including the recitals hereto) will be interpreted in accordance with the definitions provided therefore in Schedule 1.00.

         12.02 SCHEDULES. The following Schedules are attached to and form part of this Agreement:

         Schedule 1.00               --   Definitions
         Schedule 1.01(a)            --   Machinery and Equipment
         Schedule 1.01(e)            --   Transferred Intellectual Property
         Schedule 1.01(g)            --   Permits
         Schedule 1.01(h)            --   Assigned Contracts
         Schedule 1.01(i)            --   Labor Agreement
         Schedule 1.01(j)            --   Pension Plan
         Schedule 1.03(f)            --   Excluded Software
         Schedule 1.04(d)            --   Capital Expenditures
         Schedule 2.01               --   Initial Working Capital Statement
         Schedule 3.05               --   Inventory
         Schedule 3.06               --   Interim Operations
         Schedule 3.07(a)            --   Permitted Encumbrances
         Schedule 3.07(b)            --   Administrative and Managerial Services
         Schedule 3.08               --   Plant and Equipment
         Schedule 3.11               --   Taxes
         Schedule 3.13               --   Employee Commitments
         Schedule 3.15               --   Labor Matters
         Schedule 3.16(a)            --   Employee Plans
         Schedule 3.16(b)            --   Pension Plan
         Schedule 3.16(b)(xi)        --   Pension Plan Actuarial Valuation
         Schedule 3.17               --   Litigation
         Schedule 3.20               --   Consents
         Schedule 3.22               --   Environmental
         Schedule 3.25               --   Work-in-Process
         Schedule 3.28               --   Financial Statements
         Schedule 3.29               --   Significant Customers
         Schedule 3.30               --   Significant Suppliers
         Schedule 3.34               --   Absence of Changes
         Schedule 3.35               --   Progress Payments

         Schedule 8.02(i)            --   Active Employees
         Schedule 8.02(ii)           --   Inactive Employees
         Schedule 8.03               --   Active Non-Bargaining Unit Employees Not Offered Employment
         Schedule 8.05(d)            --   Workers Compensation Employees
         Schedule 8.05(e)            --   COBRA Employees

         12.03 EXHIBITS. The following Exhibits are attached to and form part of this Agreement.

         Exhibit 1.07(b)             --   Bill of Sale
         Exhibit 6.05                --   Non-Solicitation Agreement
         Exhibit 6.08                --   Agreements of Assignment and Assumption
         Exhibit 6.09                --   Steel Processing and Services Agreement
         Exhibit 6.10                --   Assignment and Assumption of Labor Agreement.
         Exhibit 6.11                --   Assignment and Assumption of Pension Plan and Related Trust Funds
         Exhibit 6.12                --   Transitional Services Agreement
         Exhibit 6.13                --   Lease
         Exhibit 6.16                --   Operating Agreement
         Exhibit 7.15                --   Non-Competition and Non-Disclosure Agreement

         12.04 ARTICLES, SECTIONS AND HEADINGS. The division of this Agreement into Articles, sections, subsections, paragraphs and Exhibits and Schedules and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Schedules attached hereto and the Exhibits thereto form part of this Agreement. Unless otherwise specified herein, any reference herein to an Article, section, subsection, paragraph or Schedule refers to the specified Article, section, subsection or paragraph of or Schedule to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, section, subsection, paragraph or other provision hereof.

         12.05 NUMBER AND GENDER. In this Agreement, words importing the singular shall include the plural and vice versa and words importing one gender shall include all genders.

         12.06 INCLUSION. Where the word "include", "includes" or "including" is used in this Agreement, it means "include", "includes" or "including", in each case, "without limitation".

         12.07 CONSENTS AND APPROVALS. Except to the extent a contrary intention is expressly set forth herein, whenever a party is to provide its approval of or consent to an action, condition or event, such approval or consent shall not be unreasonably withheld or delayed.

         12.08 CALCULATION OF DAYS. Unless otherwise specified in this Agreement, time periods within or following which a payment is to be made or other action is to be taken hereunder shall be calculated by including the day on which the period commences and excluding the day which ends the period.

         12.09 BUSINESS DAYS. Unless otherwise specified herein, whenever any payment to be made or other action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

         12.10 COMPUTATION OF TIME PERIODS. Unless otherwise specified herein, in the computation of a period of time from a specified date to a later date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

         12.11 TIME OF ESSENCE. Time shall be of the essence of this Agreement.

         12.12 CURRENCY. Unless otherwise specified, all dollar amounts referred to herein are expressed in U.S. dollars.

         12.13 ACCOUNTING PRINCIPLES. Any reference in this Agreement to generally accepted accounting principles refers to United States generally accepted accounting principles, consistently applied.

         12.14 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions thereof, and each provision is hereby declared to be separate, severable and distinct.

         12.15 AMENDMENT AND MODIFICATION. This Agreement may only be amended, modified and supplemented by written agreement of the Seller and Buyer, or by their respective officers authorized by such Members, with respect to any of the terms contained herein.

         12.16 WAIVER OF COMPLIANCE. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or other authorized officer of Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         12.17 EXPENSES. If the transactions contemplated by this Agreement shall not be consummated, Seller and Buyer acknowledge and agree that each party shall pay their own fees and expenses, including fees of counsel, investment bankers, bankers, actuaries and accountants incurred by such party in connection with this Agreement. If the transactions contemplated by this Agreement shall be consummated, the Seller and the Buyer acknowledge and agree that Three Hundred Sixty-Five Thousand Dollars ($365,000), as full reimbursement thereof, of each parties' expenses and fees, including fees of counsel, investment bankers, bankers, actuaries and accountants, shall be paid by the Buyer. Any fees and expenses incurred respectively by the Buyer or the Seller over and above Three Hundred Sixty-Five Thousand Dollars ($365,000) apiece, shall be paid, as applicable by Viking Industries, LLC if incurred on behalf of the Buyer or the Seller if incurred on behalf of Seller depending on who incurred such fees and expenses.

         12.18 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand transmitted by fax, or sent by certified or registered mail with postage prepaid, or by nationally recognized overnight delivery service, addressed as follows:

         (a)      If to Seller, to:
                           Valley City Steel Company
                           c/o Shiloh Industries, Inc.
                           5389 West 130th Street
                           Cleveland, Ohio  44130-1094
                           Attn: John F. Falcon and Craig A. Stacy

                  with a copy to:
                           Wegman, Hessler & Vanderburg
                           6055 Rockside Woods Boulevard, Suite 200
                           Cleveland, Ohio  44131
                           Attn:  Steven E. Pryatel, Esq.

         (b)      If to Buyer, to:
                           Valley City Steel-7779, LLC
                           c/o Viking Industries, LLC
                           33790 Bainbridge Road, Suite 201
                           Solon, Ohio 44139
                           Attn: Patrick James and Michael Klinginsmith

                  with a copy to:
                           Miller Canfield
                           150 West Jefferson, Suite 2500
                           Detroit, Michigan 48226
                           Attn: Terrence M. Crawford, Esq.

         Any such notice, request, demand or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by fax, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that, if at the time of mailing or within three
(3) Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid.

Either party may change its address for service at any time by giving notice to the other party in accordance with this Section 12.18.

         12.19 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of the other party. Notwithstanding the above, the Buyer may assign its rights under this Agreement to its secured lender and the Buyer acknowledges and consents to assignment of Seller's rights and obligations under this Agreement or any agreement delivered hereunder, pursuant to the Merger.

         12.20 GOVERNING LAW, VENUE AND ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Except for the resolution of the Working Capital Adjustment, as provided in
Article II of the Agreement, the parties hereby consent and agree that any controversy arising under or out of this Agreement shall be submitted to and settled by binding arbitration in accordance with the governing rules of the American Arbitration Association as administered through the Cleveland, Ohio office. The arbitration shall be conducted before an arbitrator who has extensive experience in the steel industry in Cleveland, Ohio in accordance with the commercial arbitration rules as existing as of the time the arbitration is commenced, of the American Arbitration Association. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. In preparation for the arbitration hearing, each party may utilize all methods of discovery authorized by the Ohio Rules of Civil Procedure and may enforce the right to such discovery in the manner provided by said rules and/or by the Ohio Arbitration Law. The arbitrator may order a pre-hearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses and examination by deposition of witnesses and parties. Unresolved discovery disputes may be brought to the attention of the arbitrator and may be disposed of by the arbitrator. The arbitration hearing shall be conducted in suburban Cleveland, Ohio. The arbitrator shall have the authority to award any remedy or relief a court of the State of Ohio could order or grant, including without limitation, specific performance of any obligation created under this Agreement, the awarding of the issuance of an injunction or the imposition of sanctions of abuse or frustration of the arbitration process. Judgment upon the award of the arbitrators may be entered in any court of competent jurisdiction and enforced with full judicial effect thereafter. All fees and expenses of the arbitration shall be born by the parties equally. However, each party shall bear the expenses of its own counsel, experts, witnesses, and preparations and presentations. Notwithstanding the above, the arbitrator is authorized to award any party such sums as shall be deemed proper for the time, expense and inconvenience of arbitration, including arbitration fees and attorney fees. The arbitrator will not have the authority under any circumstances, to award punitive or exemplary damages.

         12.21 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.22 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, the Schedules and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         12.23 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         12.24 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto and the other documents delivered pursuant heretofore are hereby made a part of this Agreement as if set forth in full herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed all as of the day and year first above written.

In the Presence of:                 VALLEY CITY STEEL COMPANY

Witness:                            By: /s/ John F. Falcon
                                        ----------------------------------------
/s/ Craig A. Stacy                      John F. Falcon
---------------------------               President

                                                     "Seller"



                                    VALLEY CITY STEEL-7779, LLC

Witness:                            By: /s/ Patrick James
                                        ----------------------------------------
                                        Patrick James, Chairman and Chief
                                        Executive Officer
/s/ John Kobunski
---------------------------
                                                     "Buyer"